    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1999


                                                      REGISTRATION NO. 333-85679
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4


                                       TO

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           AKAMAI TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                             7389                            04-3432319
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                  201 BROADWAY
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 250-3000
    (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               ROBERT O. BALL III
                       VICE PRESIDENT AND GENERAL COUNSEL
                           AKAMAI TECHNOLOGIES, INC.
                                  201 BROADWAY
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 250-3000
                (NAME, ADDRESS INCLUDING ZIP CODE AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                JOHN H. CHORY, ESQ.                               KEITH F. HIGGINS, ESQ.
               SUSAN W. MURLEY, ESQ.                               DAVID B. WALEK, ESQ.
                 HALE AND DORR LLP                                     ROPES & GRAY
                  60 STATE STREET                                 ONE INTERNATIONAL PLACE
            BOSTON, MASSACHUSETTS 02109                         BOSTON, MASSACHUSETTS 02110
             TELEPHONE: (617) 526-6000                           TELEPHONE: (617) 951-7000
             TELECOPY: (617) 526-5000                            TELECOPY: (617) 951-7050

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
              ---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
              ---------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)


Issued October    , 1999

                                8,000,000 Shares

                                 [AKAMAI LOGO]

                                  COMMON STOCK
                            ------------------------
AKAMAI TECHNOLOGIES, INC. IS OFFERING 8,000,000 SHARES OF COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $16 AND $18 PER SHARE.

                            ------------------------

WE HAVE APPLIED TO LIST OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "AKAM."

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

                          PRICE $              A SHARE
                            ------------------------

                                                              UNDERWRITING
                                      PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                       PUBLIC                 COMMISSIONS                  AKAMAI
                               ----------------------    ----------------------    ----------------------
Per Share....................            $                         $                         $
Total........................            $                         $                         $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Akamai has granted the underwriters the right to purchase up to an additional 1,200,000 shares to cover over-allotments. Morgan Stanley & Co. Incorporated
expects to deliver the shares of common stock to purchasers on       , 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER
           DONALDSON, LUFKIN & JENRETTE
                        SALOMON SMITH BARNEY
                                   THOMAS WEISEL PARTNERS LLC
            , 1999

                               [GATEFOLD ARTWORK]
 [Narrative description of graphic material omitted in electronically filed document

 The following text is at the top of the page and spans the front cover foldout:

               AKAMAI's GLOBAL INTERNET CONTENT DELIVERY SERVICE

 Web Users Receive Rich Content Faster and More Reliably, Even in Times of Peak
                                     Demand

 The following text appears on the left hand side of the inside front cover foldout above the first graphic:

 Internet Content Delivery Without FreeFlow Service

 The left hand side of the inside front cover contains a graphic that consists of a map of the United States with a Web user on the far right and a Web site on the far left with routers, network access points, an exchange point and a local internet service provider and arrows depicting the flow of information in the center.

Below this graphic the following text appears:

 Without FreeFlow Service

 - Delivery of rich content (such as graphics, advertisements and streaming media) may be delayed or lost at numerous points across the Internet

 - Content often is not delivered via optimal route

 - Web site may not be designed to handle periods of peak demand

 The following text appears on the right hand side of the inside front cover above a second graphic:

 Internet Content Delivery With FreeFlow Service.

 The right hand side of the front cover contains a graphic that consists of a map of the United States with a Web user on the far right and a Web site on the far left with routers, network access points, an exchange point, a local internet service provider and an Akamai server in the center. Arrows depict the flow of information between the Web user and the local internet service provider and between the local internet service provider and the Akamai server.

 Below this graphic the following text appears:

 With FreeFlow Service

 - Speeds delivery of rich content by intelligently routing it from nearby Akamai server

 - Improves reliability of delivery and comes with Akamai's proof-of-performance guarantee

 - Always serves up-to-date content

 - Handles periods of peak demand

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUMMARY.....................    3
RISK FACTORS...........................    7
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS...........................   17
USE OF PROCEEDS........................   18
DIVIDEND POLICY........................   18
CAPITALIZATION.........................   19
DILUTION...............................   20
SELECTED FINANCIAL DATA................   21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................   22

                                         PAGE
                                         ----
BUSINESS...............................   26
MANAGEMENT.............................   38
RELATED PARTY TRANSACTIONS.............   43
PRINCIPAL STOCKHOLDERS.................   46
DESCRIPTION OF CAPITAL STOCK...........   48
SHARES ELIGIBLE FOR FUTURE SALE........   50
UNDERWRITERS...........................   52
LEGAL MATTERS..........................   54
EXPERTS................................   54
WHERE YOU CAN FIND MORE INFORMATION....   54
INDEX TO FINANCIAL STATEMENTS..........  F-1

                            ------------------------

     UNTIL                , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information about Akamai and the common stock being sold in this offering and our financial statements and accompanying notes appearing elsewhere in this prospectus.

                           AKAMAI TECHNOLOGIES, INC.

     We provide a global delivery service for Internet content that improves Web site speed and reliability and protects against Web site crashes due to demand overloads. Our FreeFlow service, which we market to large businesses and other businesses with an Internet focus, delivers our customers' Web content through a worldwide server network by locating the content geographically closer to their users. Using software that is based on our proprietary mathematical formulas, or algorithms, we monitor Internet traffic patterns and deliver our customers' content by the most efficient route available. Our service is easy to implement and does not require our customers or their Web site visitors to make any hardware or software modifications. Using our FreeFlow service, our customers have been able to more than double the speed at which they deliver content to their users and, in some instances, have been able to improve speeds by ten times or more.

     The ability of a Web site to attract users is in part based on the richness of its content. Increasingly, Web site owners want to enhance their content by adding graphics, such as photographs, images and logos, as well as deploying newer technologies, such as video and audio streaming, animation and software downloads. While richer content attracts more visitors, it also places increasing demands on the Web site to deliver the content quickly and reliably. As a result, Web site owners frequently elect to constrain the amount of rich content on their Web sites, thus sacrificing the quality of the user experience to maintain minimally acceptable performance levels.

     To use our service, customers identify and tag portions of their Web site content that require significant amounts of bandwidth, such as advertising banners, icons, graphics, video and audio streaming and software downloads. These tagged items are delivered over our server network. When users request this content, which we call "Akamaized" content, our FreeFlow service routes the request to the server that is best able to deliver the content most quickly based on the geographic proximity, performance and congestion of all available servers on our network.

     Our technology originated from research that our founders began developing at the Massachusetts Institute of Technology in 1995. We introduced our FreeFlow service commercially in April 1999. As of October 5, 1999, we had 1,475 Akamai servers deployed in 24 countries across 55 telecommunications networks, providing our customers with a guaranteed global Internet content delivery service. Our customers, which operate many highly trafficked Web sites, include Apple Computer, CNN Interactive, Discovery Channel Online, Infoseek Corp., J. Crew.com, The Motley Fool and Yahoo!.

     We currently sell our service primarily through a direct sales force. Our plan is to continue to pursue heavily trafficked Web sites through our direct sales force and to penetrate other markets through indirect distribution channels. Currently our sales force is actively targeting primarily domestic companies, focusing on the 300 Web sites that have the greatest number of visitors, Fortune 100 companies and other companies with large operations in the United States.

                              RECENT DEVELOPMENTS

     In August 1999, we entered into a strategic alliance with Cisco Systems to enhance and jointly develop new content routing, switching and caching technologies to improve the performance of Web content delivery. Cisco purchased shares of our Series E convertible preferred stock for an aggregate purchase price of approximately $49.0 million in August 1999.

     In September 1999, we entered into a strategic alliance with Microsoft Corporation to integrate Microsoft technologies into the Akamai network. As part of the agreement, we intend to integrate Microsoft Windows Media(TM) technologies with our global Internet content delivery service, and we will create a version of our software to support our FreeFlow service that works on Microsoft Windows Server operating systems. In addition, Microsoft's Streaming Media Division has agreed to become one of our Internet content delivery service customers. Microsoft purchased shares of our Series F convertible preferred stock for an aggregate purchase price of approximately $15.0 million in September 1999. For more detailed information about our strategic alliances with Cisco and Microsoft, see "Business -- Strategic Alliances" on page 31.

                                  THE OFFERING

Common stock offered................     8,000,000 shares


Common stock to be outstanding after
this offering.......................     90,441,851 shares


Use of proceeds.....................     For working capital and general
                                         corporate purposes. For more detailed
                                         information, see "Use of Proceeds" on
                                         page 18.

Proposed Nasdaq National Market
symbol..............................     AKAM

                             SUMMARY FINANCIAL DATA


                                                         PERIOD FROM INCEPTION
                                                       (AUGUST 20, 1998) THROUGH    NINE MONTHS ENDED
                                                           DECEMBER 31, 1998        SEPTEMBER 30, 1999
                                                       -------------------------    ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..............................................           $    --                  $  1,287
Total operating expenses.............................               900                    29,601
Operating loss.......................................              (900)                  (28,314)
Net loss.............................................              (890)                  (28,324)
Net loss attributable to common stockholders.........              (890)                  (29,969)
Basic and diluted net loss per share.................           $ (0.06)                 $  (1.47)
Weighted average common shares outstanding...........            15,015                    20,445
Pro forma basic and diluted net loss per share.......           $ (0.05)                 $  (0.59)
Pro forma weighted average common shares
  outstanding........................................            19,262                    48,369



     Weighted average shares used in computing the pro forma basic and diluted net loss per share have been calculated assuming the conversion of all shares of convertible preferred stock outstanding as of September 30, 1999 into common stock as if the shares had converted immediately upon issuance. Accordingly, accrued dividends and accretion to redemption value are not included in the calculation of pro forma basic and diluted loss per share. The pro forma as adjusted column in the balance sheet data below gives effect to the conversion of all shares of convertible preferred stock outstanding as of September 30, 1999 into common stock upon the closing of this offering and the sale of the 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $17.00, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.





                                                              AS OF SEPTEMBER 30, 1999
                                                              -------------------------
                                                                            PRO FORMA
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    ------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 91,759       $217,089
Working capital.............................................    83,846        209,176
Total assets................................................   109,947        235,277
Long-term liabilities.......................................    12,255         12,255
Convertible preferred stock.................................   106,233             --
Total stockholders' equity (deficit)........................  $(18,275)      $213,288

     Except as set forth in our financial statements or as otherwise indicated, all information in this prospectus:

     - Assumes no exercise of the underwriters' over-allotment option;


     - Reflects the conversion of all shares of our convertible preferred stock into an aggregate of 37,519,041 shares of common stock; and


     - Reflects a 3-for-1 stock split of our common stock effected on January 28, 1999, a 3-for-1 stock split of our common stock effected on May 25, 1999 and a 2-for-1 stock split of our common stock effected on September 8, 1999.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted.

     Our principal executive offices are located at 201 Broadway, Cambridge, Massachusetts 02139 and our telephone number is (617) 250-3000. Our World Wide Web site address is www.akamai.com. The information in our Web site is not incorporated by reference into this prospectus.

     Akamai, the Akamai logo and FreeFlow are our trademarks. This prospectus also contains trademarks and trade names of other companies.

                                  RISK FACTORS

     You should consider carefully the risks described below before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

  OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

     We were founded in August 1998 and began offering our FreeFlow service in April 1999. We have limited meaningful historical financial data upon which to base planned operating expenses and upon which investors may evaluate us and our prospects. In addition, our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are and will continue to be fixed in the short-term. You should consider the risks and difficulties frequently encountered by companies like ourselves in a new and rapidly evolving market. Our ability to sell our service and the level of success we achieve, depends, among other things, on the level of demand for Internet content delivery services, which is a new and rapidly evolving market. Our business strategy may be unsuccessful, and we may not successfully address the risks we face.

  WE ARE ENTIRELY DEPENDENT ON OUR INTERNET CONTENT DELIVERY SERVICE AND OUR FUTURE REVENUE DEPENDS ON ITS COMMERCIAL SUCCESS.

     Our future growth depends on the commercial success of our Internet content delivery service. Our FreeFlow service or other services under development may not achieve widespread market acceptance. We have recently begun to commercially introduce our service for the delivery of streaming audio and video, and our future revenue growth will depend, in part, on customer acceptance of this service. Failure of our current and planned services to operate as expected could delay or prevent their adoption. If our target customers do not adopt, purchase and successfully deploy our current and planned services, our revenue will not grow significantly and our business, results of operations and financial condition will be seriously harmed. In addition, to the extent we promote any portion of our technology as an industry standard by making it readily available to users for little or no charge, we may not receive revenue that might otherwise have been received by us.

  THE INTERNET CONTENT DELIVERY MARKET IS NEW AND OUR BUSINESS WILL SUFFER IF IT DOES NOT DEVELOP AS WE EXPECT.

     The market for Internet content delivery services is new. We cannot be certain that a viable market for our service will emerge or be sustainable. If this market does not develop, or develops more slowly than we expect, our business, results of operations and financial condition will be seriously harmed.

  ANY FAILURE OF OUR NETWORK INFRASTRUCTURE COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS WHICH COULD REDUCE OUR REVENUE AND HARM OUR BUSINESS, FINANCIAL RESULTS AND REPUTATION.

     Our business is dependent on providing our customers with fast, efficient and reliable Internet content delivery. To meet these customer requirements we must protect our network infrastructure against damage from:

     - Human error;

     - Physical or electronic security breaches;

     - Fire, earthquake, flood and other natural disasters;

     - Power loss;

     - Sabotage and vandalism; and

     - Similar events.

     Despite precautions we have taken, the occurrence of a natural disaster or other unanticipated problems at one or more of our servers could result in service interruptions or significant damage to equipment. We provide a FreeFlow service guarantee that our networks will deliver Internet content 24 hours a day, seven days a week, 365 days a year. If we do not provide this service, the customer does not pay for our services on that day. Any widespread loss of services would reduce our revenue, and could harm our business, financial results and reputation.

  BECAUSE OUR INTERNET CONTENT DELIVERY SERVICE IS COMPLEX AND IS DEPLOYED IN COMPLEX ENVIRONMENTS, IT MAY HAVE ERRORS OR DEFECTS THAT COULD SERIOUSLY HARM OUR BUSINESS.

     Our Internet content delivery service is highly complex and is designed to be deployed in very large and complex networks. Because of the nature of our service, we can only fully test it when it is fully deployed in very large networks with high traffic. As of October 5, 1999, our network consisted of 1,475 servers. We and our customers have from time to time discovered errors and defects in our software. In the future, there may be additional errors and defects in our software that may adversely affect our service. If we are unable to efficiently fix errors or other problems that may be identified, we could experience:

     - Loss of or delay in revenue and loss of market share;

     - Loss of customers;

     - Failure to attract new customers or achieve market acceptance;

     - Diversion of development resources;

     - Loss of credibility;

     - Increased service costs; and

     - Legal actions by our customers.

  ANY FAILURE OF OUR TELECOMMUNICATIONS PROVIDERS TO PROVIDE REQUIRED TRANSMISSION CAPACITY TO US COULD RESULT IN INTERRUPTIONS IN OUR SERVICE.

     Our operations are dependent upon transmission capacity provided by third-party telecommunications providers. Any failure of such telecommunications providers to provide the capacity we require may result in a reduction in, or termination of, service to our customers. This failure may be a result of the telecommunications providers or Internet service providers choosing services that are competitive with our service, failing to comply with or terminating their existing agreements with us or otherwise not entering into relationships with us at all or on terms commercially acceptable to us. If we do not have access to third-party transmission capacity, we could lose customers or fees charged to such customers, and our business and financial results could suffer.

  THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

     We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to continue to experience increased competition. Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we do. Some of our current or potential competitors have the financial resources to withstand substantial price competition. Moreover, many of our competitors have more extensive customer bases, broader customer relationships and broader industry alliances that they could use to their advantage in competitive situations, including relationships with many of our current and potential customers. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Some of our current or potential competitors may bundle their services with other software or hardware in a manner that may discourage Web site owners from purchasing any service we offer or Internet service providers from installing our servers.

     As competition in the Internet content delivery market continues to intensify, new solutions will come to market. We are aware of other companies that are focusing or may in the future focus significant resources on developing and marketing products and services that will compete with Akamai. We also believe that we may face competition from other providers of competing Internet content delivery services, including networking hardware and software manufacturers, content distribution providers, traditional hardware manufacturers, telecommunications providers, software database companies, and large diversified software and technology companies.

     Increased competition could result in:

     - Price and revenue reductions and lower profit margins;

     - Increased cost of service from telecommunications providers;

     - Loss of customers; and

     - Loss of market share.

Any one of these could materially and adversely affect our business, financial condition and results of operations.

  A SIGNIFICANT DECLINE IN SALES TO APPLE COMPUTER COULD REDUCE OUR REVENUE AND CAUSE OUR BUSINESS AND FINANCIAL RESULTS TO SUFFER.


     Sales of our service to Apple Computer represented approximately 45% of our revenue for the nine-month period ended September 30, 1999 and we expect that sales to Apple Computer will represent a significant portion of our revenue for the year ending December 31, 1999. Apple Computer has the right to terminate our agreement on short notice if we materially breach our agreement. A significant decline in sales to Apple Computer could reduce our revenue and cause our business and financial results to suffer.


  IF ANY OF OUR STRATEGIC ALLIANCES TERMINATE, THEN OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We entered into a strategic alliance with Apple Computer in June 1999, with Cisco Systems in August 1999 and with Microsoft Corporation in September 1999. Under each of these agreements, we are seeking to jointly develop technology, services and/or products with our strategic alliance partners and we may not be successful. The strategic alliance with Cisco may be terminated by Cisco or us on short notice for any reason. The strategic alliance with Apple may be terminated by Apple or us if the other party materially breaches the agreement and the strategic alliance with Microsoft may be terminated by Microsoft or us if the other party materially breaches the agreement. A termination of, or significant adverse change in, our relationship with Apple Computer, Cisco Systems or Microsoft could have a material adverse effect on our business.

  OUR BUSINESS WILL SUFFER IF WE ARE NOT ABLE TO SCALE OUR NETWORK AS DEMAND INCREASES.

     We have had only limited deployment of our Internet content delivery service to date, and we cannot be certain that our network can connect and manage a substantially larger number of customers at high transmission speeds. Our network may not be scalable to expected customer levels while maintaining superior performance. In addition, as customers' usage of bandwidth increases, we will need to make additional investments in our infrastructure to maintain adequate downstream data transmission speeds. We cannot assure you that we will be able to make these investments successfully or at an acceptable cost. Upgrading our infrastructure may cause delays or failures in our network. As a result, in the future our network may be unable to achieve or maintain a sufficiently high transmission capacity. Our failure to achieve or maintain high capacity data transmission could significantly reduce demand for our service, reducing our revenue and causing our business and financial results to suffer.

  OUR BUSINESS WILL SUFFER IF WE DO NOT RESPOND RAPIDLY TO TECHNOLOGICAL
CHANGES.

     The market for Internet content delivery services is likely to be characterized by rapid technological change, frequent new product and service introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. If competitors introduce products, services or technologies that are better than ours or that gain greater market acceptance, or if new industry standards emerge, our service may become obsolete, which would materially and adversely affect our business, results of operations and financial condition.

     In developing our service, we have made, and will continue to make, assumptions about the standards that our customers and competitors may adopt. If the standards adopted are different from those which we may now or in the future promote or support, market acceptance of our service may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of services or products incorporating new technologies and the emergence of new industry standards could render our existing service obsolete.

  IF OUR LICENSE AGREEMENT WITH MIT TERMINATES, THEN OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We have licensed from MIT technology covered by various patent applications and copyrights relating to Internet content delivery technology. Some of our technology is based in part on the technology covered by these patent applications and copyrights. MIT may terminate the license agreement if we cease our business due to insolvency or if we materially breach the terms of the license agreement. A termination of our license agreement with MIT could have a material adverse effect on our business.

  OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection; competitors may gain access to our intellectual property which may result in the loss of our customers.

     Although we have licensed technology covered by patent applications filed with the United States Patent and Trademark Office with respect to Internet content delivery services, we have no patents or patent applications with respect to our Internet content delivery service. Accordingly, neither our technology nor technology licensed by us is covered by patents that would preclude or inhibit competitors from entering our market. Our future patents, if any, and patents licensed by us may be successfully challenged or may not provide us with any competitive advantages. Moreover, although we have licensed technology covered by international patent applications, none of our technology is patented abroad, nor do we currently have any international patent applications pending. We cannot be certain that any pending or future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us. Monitoring unauthorized use of our service is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

  OUR FAILURE TO INCREASE OUR REVENUE WOULD PREVENT US FROM ACHIEVING AND MAINTAINING PROFITABILITY.


     We have never been profitable. We have incurred significant losses since inception and expect to continue to incur losses in the future. As of September 30, 1999, we had an accumulated deficit of $29.3 million. We cannot be certain that our revenue will grow or that we will achieve sufficient revenue to achieve profitability. Our failure to significantly increase our revenue would seriously harm our business and operating results. We have large fixed expenses, and we expect to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses, including fees to obtain access to bandwidth for the transport of data over our network. As a result, we will need to generate significantly higher revenues to achieve and maintain profitability. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenue, our business will be materially and adversely affected.

  THE LONG AND VARIABLE SALES CYCLES FOR OUR SERVICE MAY CAUSE REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY FROM QUARTER TO QUARTER WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

     A customer's decision to purchase our Internet content delivery service involves a lengthy evaluation and testing process. As a result, our sales cycle is likely to be lengthy. Throughout the sales cycle, we spend considerable time and expense educating and providing information to prospective customers about the use and benefits of our service. Because of our limited operating history and the nature of our business, we cannot predict these sales and deployment cycles. The long sales cycles may cause our revenue and results of operations to vary significantly and unexpectedly from quarter to quarter. If our operating results fall below the expectations of securities analysts or investors in some future quarter or quarters, the market price of our common stock could be adversely affected.

  THE RATES WE CHARGE FOR OUR SERVICE MAY DECLINE OVER TIME WHICH WOULD REDUCE OUR REVENUE AND COULD CAUSE OUR BUSINESS AND FINANCIAL RESULTS TO SUFFER.

     We expect that our cost to obtain bandwidth capacity for the transport of data over our network will decline over time as a result of, among other things, the large amount of capital currently being invested to build infrastructure providing additional bandwidth. We expect the prices we charge for data transported over our network will also decline over time as a result of, among other things, the lower cost of obtaining bandwidth and existing and new competition in the markets we address. As a result, our historical revenue rates are not indicative of future revenue based on comparable traffic volumes. If we fail to accurately predict the decline in costs of bandwidth or, in any event, if we are unable to sell our service at acceptable prices relative to our bandwidth costs, or if we fail to offer additional services from which we can derive additional revenue, our revenue will decrease and our business and financial results will suffer.

  OUR BUSINESS AND PROSPECTS DEPEND ON DEMAND FOR AND MARKET ACCEPTANCE OF THE INTERNET AND ITS INFRASTRUCTURE DEVELOPMENT.

     The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only begun to develop in recent years, and our success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our service. The adoption of the Internet for information retrieval and exchange, commerce and communications generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including:

     - The growth in consumer access to and acceptance of new interactive technologies;

     - The development of technologies that facilitate interactive communication between organizations; and

     - Increases in user bandwidth.

     If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, our business and prospects will suffer.

  OUR BUSINESS WILL SUFFER IF WE DO NOT ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS.

     Our current and prospective customers may require features and capabilities that our current service offering does not have. To achieve market acceptance for our service, we must effectively and timely anticipate and adapt to customer requirements and offer services that meet customer demands. Our failure to offer services that satisfy customer requirements would seriously harm our business, results of operations and financial condition.

     We intend to continue to invest in technology development. The development of new or enhanced services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new services as well as enhancements. The introduction of new or enhanced services also requires that we manage the transition from older services in order to minimize disruption in customer ordering patterns and ensure that we can deliver services to meet anticipated customer demand. Our inability to effectively manage this transition would materially adversely affect our business, results of operations and financial condition.

  WE HAVE LIMITED SALES AND MARKETING EXPERIENCE; OUR BUSINESS WILL SUFFER IF WE DO NOT EXPAND OUR DIRECT AND INDIRECT SALES ORGANIZATIONS AND OUR CUSTOMER SERVICE AND SUPPORT OPERATIONS.

     We currently have limited sales and marketing experience. Our limited experience may restrict our success in commercializing our service. Our service requires a sophisticated sales effort targeted at a limited number of key people within our prospective customers' organizations. This sales effort requires the efforts of trained sales personnel. We need to expand our marketing and sales organization in order to increase market awareness of our service to a greater number of organizations and generate increased revenue. We are in the process of developing our direct sales force and plan to hire additional qualified sales personnel. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel we need. In addition, we believe that our future success is dependent upon our ability to establish successful relationships with a variety of distribution partners. If we are unable to expand our direct and indirect sales operations, we may not be able to increase market awareness or sales of our service, which may prevent us from achieving and maintaining profitability.

     Hiring personnel is very competitive in our industry because there is a limited number of people available with the necessary technical skills and understanding of our market. Once we hire them, they require extensive training in our Internet content delivery service. If we are unable to expand our customer service and support organization and train them as rapidly as necessary, we may not be able to increase sales of our service, which would seriously harm our business.

  OUR BUSINESS WILL SUFFER IF WE FAIL TO MANAGE OUR GROWTH PROPERLY.

     We have expanded our operations rapidly since our inception. We continue to increase the scope of our operations and have grown our headcount substantially. Our total number of employees grew from 35 on February 1, 1999 to 227 on September 30, 1999. In addition, we plan to continue to hire a significant number of employees this year. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our service and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. Competition for highly skilled personnel is intense, especially in the New England area. We may fail to attract, assimilate or retain qualified personnel to fulfill our current or future needs. Our planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve future success, we must:

     - Retain existing personnel;

     - Hire, train, manage and retain additional qualified personnel; and

     - Effectively manage multiple relationships with our customers, suppliers and other third parties.

Failure to do so would have a materially adverse effect on our business, results of operations and financial condition.

     We have recently hired and plan to hire in the near future a number of key employees and officers. To integrate into our company, these individuals must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations. If we fail to complete this integration in an efficient manner, our business and financial results will suffer.

  WE DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET AND IF WE ARE UNABLE TO RETAIN OUR KEY EMPLOYEES, OUR ABILITY TO COMPETE COULD BE HARMED.

     Our future success depends upon the continued services of our executive officers and other key technology, sales, marketing and support personnel, who have critical industry experience and relationships that we rely on in implementing our business plan. None of our officers or key employees is bound by an employment agreement for any specific term. We have "key person" life insurance policies covering only the lives of F. Thomson Leighton and Daniel M. Lewin. The loss of the services of any of our key employees could delay the development and introduction of and negatively impact our ability to sell our service. We face intense competition for qualified personnel, including research and development, service and support and sales and marketing personnel.

  WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS.

     To be successful, we believe we must expand our international operations. Therefore, we expect to commit significant resources to expand our international sales and marketing activities. However, we may not be able to maintain or increase market demand for our service which may harm our business. We are increasingly subject to a number of risks associated with international business activities which may increase our costs, lengthen our sales cycle and require significant management attention. These risks include:

     - Increased expenses associated with marketing services in foreign countries;

     - General economic conditions in international markets;

     - Currency exchange rate fluctuations;

     - Unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

     - Tariffs, export controls and other trade barriers;

     - Longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - Potentially adverse tax consequences, including restrictions on the repatriation of earnings; and

     - The risks related to the recent global economic turbulence and adverse economic circumstances in Asia.

  WE FACE A NUMBER OF UNKNOWN RISKS ASSOCIATED WITH YEAR 2000 PROBLEMS.

     The year 2000 computer issue creates a variety of risks for us. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The risks involve:

     - Potential warranty or other claims by our customers;

     - Errors in systems we use to run our business;

     - Errors in systems used by our suppliers;

     - Errors in systems used by our customers; and

     - Potential reduced spending by other companies on Internet content delivery services as a result of significant spending on year 2000 remediation.

     We have designed our service for use in the year 2000 and beyond and believe it will be year 2000 ready. However, our service is used in conjunction with larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third-party products. We cannot evaluate whether all of their products are year 2000 ready. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. Although no claims of this kind have been made, we may in the future be required to defend our service in legal proceedings which could be expensive regardless of the merits of these claims.

     If our suppliers, vendors, major distributors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business and our financial results.

     Our customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing systems to become year 2000 ready. This situation may reduce funds available to purchase our service. In addition, some customers may wait to purchase our service until after the year 2000, which may reduce our revenue.

RISKS RELATED TO LEGAL UNCERTAINTY

  WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT.

     Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our service. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed. Companies in the Internet market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force us to do one or more of the following:

     - Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - Obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms; and

     - Redesign products or services.

     If we are forced to take any of the foregoing actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

  INTERNET-RELATED LAWS COULD ADVERSELY AFFECT OUR BUSINESS.

     Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations, and is currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

  WE MAY BE SUBJECT TO REGULATION, TAXATION, ENFORCEMENT OR OTHER LIABILITIES IN UNEXPECTED JURISDICTIONS.

     We provide our Internet content delivery service to customers located throughout the United States and in several foreign countries. As a result, we may be required to qualify to do business, or be subject to tax or other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find we are subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business, financial condition and results of operations.

RISKS RELATED TO THE SECURITIES MARKETS AND THIS OFFERING

  OUR STOCK PRICE MAY BE VOLATILE WHICH COULD RESULT IN LITIGATION AGAINST AKAMAI AND SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock in the public market to fluctuate significantly from the price paid by investors in this offering:

     - The addition or departure of key Akamai personnel;

     - Variations in our quarterly operating results;

     - Announcements by us or our competitors of significant contracts, new products or services offerings or enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

     - Changes in financial estimates by securities analysts;

     - Our sales of common stock or other securities in the future;

     - Changes in market valuations of networking, Internet and telecommunications companies; and

     - Fluctuations in stock market prices and volumes.

     Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above our initial public offering price.

     In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources which could materially adversely affect our business and results of operations.

  MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR PROFITS OR MARKET VALUE.

     Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

  INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER AKAMAI AFTER THIS OFFERING AND COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.

     We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 64.2% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

  PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

  THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AFTER THIS OFFERING THAT COULD CAUSE OUR STOCK PRICE TO FALL.

     Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

  THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

     - Demand for Internet content delivery services;

     - The timing and size of sales of our services;

     - The timing of recognizing revenue and deferred revenue;

     - New product and service introductions and enhancements by our competitors and ourselves;

     - Changes in our pricing policies or the pricing policies of our competitors;

     - Our ability to develop, introduce and ship new products, services and enhancements that meet customer requirements in a timely manner;

     - The length of the sales cycle for our services;

     - Increases in the prices of, and availability of, the products, services, components or raw materials we purchase, including bandwidth;

     - Our ability to attain and maintain quality levels for our services;

     - Expenses related to testing of our services;

     - Costs related to acquisitions of technology or businesses; and

     - General economic conditions as well as those specific to the Internet and related industries.

     We plan to increase significantly our operating expenses to fund greater levels of engineering and development, expand our sales and marketing operations, broaden our customer support capabilities and continue to develop new distribution channels. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands, which will result from this offering and the increasing size of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

     Due to the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably fall.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

     We estimate that the net proceeds from our sale of the 8,000,000 shares of common stock will be approximately $125.3 million, assuming an initial public offering price of $17.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $144.3 million.

     The principal purposes of this offering are to establish a public market for our common stock, to increase our visibility in the marketplace, to facilitate future access to public capital markets, to provide liquidity to existing stockholders and to obtain additional working capital.

     We expect to use the net proceeds for anticipated working capital and general corporate purposes. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Pending such uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 1999. The pro forma information gives effect to the conversion of all of our outstanding convertible preferred stock outstanding as of September 30, 1999. The pro forma as adjusted information reflects the issuance and sale of the 8,000,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $17.00 per share. The outstanding share information excludes:



     - 13,311,750 shares of common stock issuable upon exercise of options and warrants outstanding as of September 30, 1999;



     - 3,968,250 shares of common stock reserved for future issuance under our 1998 Stock Incentive Plan as of September 30, 1999; and



     - 145,195 shares of Series C convertible preferred stock issuable upon exercise of an outstanding option as of September 30, 1999, which are convertible into 908,339 shares of common stock.



     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and accompanying notes and other financial data included elsewhere in this prospectus.



                                                                    AS OF SEPTEMBER 30, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term liabilities.......................................  $ 12,255    $ 12,255      $ 12,255
                                                              --------    --------      --------
Convertible preferred stock, $0.01 par value; 10,000,000
  shares authorized:
Series A convertible preferred stock, $0.01 par value;
  1,100,000 shares authorized, issued and outstanding
  actual; none authorized, issued and outstanding pro forma
  and pro forma as adjusted.................................     8,297          --            --
Series B convertible preferred stock, $0.01 par value;
  1,327,500 shares authorized, issued and outstanding
  actual; none authorized, issued and outstanding pro forma
  and pro forma as adjusted.................................    20,610          --            --
Series C convertible preferred stock, $0.01 par value;
  145,195 shares authorized, none issued and outstanding
  actual; none authorized, issued and outstanding pro forma
  and pro forma as adjusted.................................        --          --            --
Series D convertible preferred stock, $0.01 par value;
  685,194 shares authorized, issued and outstanding actual;
  none authorized, issued and outstanding pro forma and pro
  forma as adjusted.........................................    12,748          --            --
Series E convertible preferred stock, $0.01 par value;
  1,867,480 shares authorized, issued and outstanding
  actual; none authorized, issued and outstanding pro forma
  and pro forma as adjusted.................................    49,558          --            --
Series F convertible preferred stock, $0.01 par value;
  985,545 shares authorized, issued and outstanding actual;
  none authorized, issued and outstanding pro forma and pro
  forma as adjusted.........................................    15,020          --            --
                                                              --------    --------      --------
         Total convertible preferred stock..................   106,233          --            --
                                                              --------    --------      --------
Stockholders' equity (deficit):
Common stock, $0.01 par value; 300,000,000 shares
  authorized, 44,832,310 shares issued and outstanding,
  actual; 82,351,851 shares issued and outstanding, on a pro forma basis; 90,351,851 shares issued and outstanding, on
  a pro forma as adjusted basis.............................       448         823           903
Additional paid-in capital..................................    48,106     153,964       279,214
Note receivable from officers for stock.....................    (5,723)     (5,723)       (5,723)
Deferred compensation.......................................   (31,759)    (31,759)      (31,759)
Accumulated deficit.........................................   (29,347)    (29,347)      (29,347)
                                                              --------    --------      --------
         Total stockholders' equity (deficit)...............   (18,275)     87,958       213,288
                                                              --------    --------      --------
         Total capitalization...............................  $100,213    $100,213      $225,543
                                                              ========    ========      ========

                                    DILUTION


     Akamai's pro forma net tangible book value as of September 30, 1999, giving effect to the conversion of all shares of convertible preferred stock outstanding as of September 30, 1999 into common stock on the closing of this offering, was approximately $87.5 million, or $1.06 per share of common stock. Pro forma net tangible book value per share represents our tangible net worth (tangible assets less total liabilities) divided by the 82,351,851 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock. After giving effect to the issuance and sale of the shares of common stock offered by Akamai in this offering at an assumed initial public offering price of $17.00 per share, Akamai's pro forma net tangible book value at September 30, 1999 would have been $212.8 million, or $2.36 per share. The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase common stock in this offering will suffer an immediate dilution of their investment of $14.64 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $17.00
  Pro forma net tangible book value per share before this
     offering...............................................  $1.06
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................   1.30
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             2.36
                                                                       ------
Dilution per share to new investors.........................           $14.64
                                                                       ======



     The following table summarizes on a pro forma basis as of September 30, 1999, giving effect to the conversion of all shares of convertible preferred stock outstanding as of September 30, 1999 into common stock, the difference between the number of shares of common stock purchased from Akamai, the total consideration paid to Akamai, and the average price per share paid by existing stockholders and by new investors. The calculation below is based on an assumed initial public offering price of $17.00 per share, before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us:



                                         SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                       ---------------------    -----------------------    PRICE PER
                                         NUMBER      PERCENT       AMOUNT       PERCENT      SHARE
                                       ----------    -------    ------------    -------    ---------
Existing stockholders................  82,351,851      91.1%    $111,443,048      45.0%     $ 1.35
New investors........................   8,000,000       8.9      136,000,000      55.0       17.00
                                       ----------     -----     ------------     -----
          Total......................  90,351,851     100.0%    $247,443,048     100.0%
                                       ==========     =====     ============     =====



     The tables above assume no exercise of stock options and warrants outstanding at September 30, 1999. As of September 30, 1999, there were options and warrants outstanding to purchase 14,220,089 shares of common stock, including 908,339 shares of common stock issuable upon conversion of shares of Series C convertible preferred stock, at a weighted average exercise price of $3.53 per share and 3,968,250 shares reserved for future grant or award under Akamai's stock plans. To the extent any of these options and warrants are exercised, there will be further dilution to new investors. To the extent all of such outstanding options and warrants had been exercised as of September 30, 1999, net tangible book value per share after this offering would be $2.51 and total dilution per share to new investors would be $14.49. If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 9,200,000 shares, or 10.0% of the total number of shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA


     The following selected financial data should be read in conjunction with Akamai's financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. The statement of operations data for the period from inception (August 20, 1998) to December 31, 1998 are derived from audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and the balance sheet data as of September 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for any other period or the entire year ending December 31, 1999.



                                                           PERIOD FROM INCEPTION
                                                           (AUGUST 20, 1998) TO     NINE MONTHS ENDED
                                                             DECEMBER 31, 1998      SEPTEMBER 30, 1999
                                                           ---------------------    ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..................................................         $   --                 $  1,287
                                                                  ------                 --------
Operating expenses:
  Cost of service........................................             31                    4,533
  Engineering and development............................            228                    5,374
  Sales, general and administrative......................            435                   12,075
  Equity related compensation............................            206                    7,619
                                                                  ------                 --------
          Total operating expenses.......................            900                   29,601
                                                                  ------                 --------
Operating loss...........................................           (900)                 (28,314)
Interest income (expense), net...........................             10                      (10)
                                                                  ------                 --------
Net loss.................................................           (890)                 (28,324)
Dividends and accretion to preferred stock redemption
  value..................................................             --                   (1,645)
                                                                  ------                 --------
Net loss attributable to common stockholders.............         $ (890)                $(29,969)
                                                                  ======                 ========
Basic and diluted net loss per share.....................         $(0.06)                $  (1.47)
Weighted average common shares outstanding...............         15,015                   20,445
Pro forma basic and diluted net loss per share
  (unaudited)............................................         $(0.05)                $  (0.59)
Pro forma weighted average common shares outstanding
  (unaudited)............................................         19,262                   48,369



                                                                    AS OF SEPTEMBER 30, 1999
                                                              -------------------------------------
                                                                                      PRO FORMA
                                                                   ACTUAL            AS ADJUSTED
                                                              -----------------    ----------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $ 91,759             $217,089
Working capital.............................................        83,846              209,176
Total assets................................................       109,947              235,277
Long-term liabilities.......................................        12,255               12,255
Convertible preferred stock.................................       106,233                   --
Total stockholders' equity (deficit)........................      $(18,275)            $213,288

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read together with our financial statements and accompanying notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ from those indicated in forward-looking statements.

OVERVIEW

     We provide a global delivery service for Internet content that improves Web site speed and reliability and protects against Web site crashes due to demand overloads. Our FreeFlow service, which we market to large businesses and other businesses with an Internet focus, delivers our customers' Web content through a worldwide server network by locating the content geographically closer to their users.


     Akamai commenced operations in August 1998 and had no significant activity for the quarter ended September 30, 1998. As a result, the financial statements for the quarter ended September 30, 1998 have been omitted.



     Since our inception, we have incurred significant losses, and as of September 30, 1999, we had an accumulated deficit of $29.3 million. We have not achieved profitability on a quarterly or an annual basis, and anticipate that we will continue to incur net losses. We expect to incur significant engineering and development and sales, general and administrative expenses and, as a result, we will need to generate significant revenue to achieve and maintain profitability.


     We derive our revenue from the sale of our FreeFlow service under contracts with terms typically ranging from three to 12 months. We recognize revenue based on fees for the amount of Internet content delivered through our service. These contracts also provide for minimum monthly fees. In the future, we may also derive revenue from one-time implementation fees which would be recognized ratably over the period of the related contracts.


     To date, substantially all of our revenue has been derived from customers based in the United States. We expect that revenue from customers based outside the United States will increase in future periods. To date, all of our revenue has been derived from direct sales and we expect that revenue through indirect distribution channels will increase in future periods. For the nine-month period ended September 30, 1999, Apple Computer accounted for 45% of our revenue, Yahoo! accounted for 18% of our revenue, and Artisan Entertainment accounted for 11% of our revenue.


     Cost of services consists of depreciation of network equipment used in providing our FreeFlow service, fees paid to network providers for bandwidth and monthly fees paid to third-party network data centers for housing our servers. We enter into contracts for bandwidth with third-party network providers with terms typically ranging from six months to three years. These contracts commit us to minimum monthly fees plus additional fees for bandwidth usage above our contracted level. Under our Akamai accelerated networks program, we provide use of our servers to smaller Internet service providers which, in turn, provide us with rack space for our servers and access to their bandwidth. We do not recognize as revenue any value to the Internet service providers associated with the use of our servers and do not expense the value of the rack space and bandwidth we receive. We believe that to date the values provided under this program have been insignificant.

     Engineering and development expenses consist primarily of salaries and related personnel costs and costs related to the design, development, testing, deployment and enhancement of our service and our network. We have to date expensed our engineering and development costs as they were incurred. We believe that research and development is critical to our strategic product development objectives and intend to enhance our technology to meet the changing requirements of the market demand. As a result, we expect our engineering and development expenses to increase in the future.

     Sales, general and administrative expenses consist primarily of salaries and related costs of sales and marketing, operations and finance personnel and recruiting expenses, professional fees and legal and accounting services. We expect that sales, general and administrative expenses will increase in the future as we hire additional personnel, expand our operations domestically, initiate additional marketing programs, establish sales offices in new locations and incur additional costs related to the growth of our business and our operations as a public company.

RESULTS OF OPERATIONS


PERIOD FROM INCEPTION (AUGUST 20, 1998) THROUGH DECEMBER 31, 1998 AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999



     Revenue. We recorded no revenue for the period from inception (August 20, 1998) to December 31, 1998. Revenue was $1,287,145 for the nine months ended September 30, 1999. The increase in revenue was due to sales of our FreeFlow service, which was commercially introduced in April 1999.



     Cost of Service. Cost of service expenses were $30,600 for the period from inception (August 20, 1998) to December 31, 1998 and represented 3.4% of total operating expenses in fiscal 1998. Cost of service expenses were $4.5 million for the nine months ended September 30, 1999 and represented 15.3% of total operating expenses for the nine months ended September 30, 1999. The increase in cost of service expenses was due to the commencement of testing of our FreeFlow service in early 1999 and commercial introduction of our FreeFlow service in April 1999.



     Engineering and Development. Engineering and development expenses were $228,600 for the period from inception (August 20, 1998) to December 31, 1998 and represented 25.4% of total operating expenses in fiscal 1998. Engineering and development expenses for the nine months ended September 30, 1999 were $5.4 million and represented 18.2% of total operating expenses for the nine months ended September 30, 1999. Approximately $4.3 million of the increase was attributable to personnel and payroll related expenses.



     Sales, General and Administrative. Sales, general and administrative expenses were $435,300 for the period from inception (August 20, 1998) to December 31, 1998 and represented 48.4% of total operating expenses in fiscal 1998. Sales, general and administrative expenses for the nine months ended September 30, 1999 were $12.1 million and represented 40.8% of total operating expenses for the period. Approximately $5.1 million of the increase was due to sales, general and administrative personnel and payroll related expenses. Approximately $3.1 million of the increase was attributable to advertising and marketing campaigns.



     Equity Related Compensation. Equity related compensation expenses consist of the amortization of deferred stock compensation resulting from the grant of stock options or shares of restricted stock at exercise or sale prices subsequently deemed to be less than the fair value of the common stock on the grant date. At September 30, 1999, deferred stock compensation, which is a component of stockholders' equity, was $31.8 million. This amount is being amortized ratably over the vesting periods of the applicable stock options and restricted shares, typically four years, with 25% vesting on the first anniversary of the grant date and the balance vesting 6.25% quarterly thereafter. We expect to incur equity related compensation expense of at least $9.8 million in 1999, $8.7 million in 2000, $8.7 million in 2001, $8.7 million in 2002 and $3.5 million in 2003.



     Interest Income (Expense), Net. Interest income (expense), net was $9,600 and $(10,624) for the period from inception (August 20, 1998) through December 31, 1998 and the nine months ended September 30, 1999, respectively. Interest income (expense), net consists of interest earned on our cash equivalent balances and short-term investments, net of interest expense, and decreased during the nine months ended September 30, 1999 due to the issuance of the senior subordinated notes and borrowings for the purchase of equipment.



LIQUIDITY AND CAPITAL RESOURCES



     Since inception, we have financed our operations primarily through private sales of our capital stock and issuance of senior subordinated notes totaling approximately $120.0 million in net proceeds through September 30, 1999. We have also financed our operations through borrowings on long-term debt agreements for the purchase of capital equipment in the amount of $1.5 million. At September 30, 1999, cash, cash equivalents and short-term investments totaled $92.0 million.

     Cash provided by (used in) operating activities was $1,600 for the period from inception (August 20, 1998) to December 31, 1998 and $(14.9) million for the nine months ended September 30, 1999. Net cash flows from operating activities in each period reflect increasing net losses and to a lesser extent receivables and prepaid expenses offset in part by increased accounts payable and accrued expenses.



     Cash used in investing activities was $1.7 million for the period from inception (August 20, 1998) to December 31, 1998 and $12.8 million for the nine months ended September 30, 1999. Net cash used for investing activities in each period reflect purchases of property and equipment, primarily computers and servers for deployment and expansion of our network.



     Cash provided by financing activities was $8.3 million for the period from inception (August 20, 1998) through December 31, 1998 and $112.8 million for the nine months ended September 30, 1999. Cash provided by financing activities for these periods was derived primarily from private sales of convertible preferred stock and the issuance of 15% senior subordinated notes. We have an equipment line of credit aggregating $1.5 million, collateralized by the property and equipment which bears interest at the current 36 month treasury yield plus 275 basis points, with a minimum interest rate of 7.0%. At September 30, 1999, approximately $1.3 million was outstanding under this line of credit.


     We believe that the net proceeds from this offering, together with our current cash, cash equivalents and marketable securities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to those accruing to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned technology, services or product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

YEAR 2000 READINESS

     Impact of Year 2000 Computer Problem. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     State of Readiness of our Service. We have designed our network and our service for use in the year 2000 and beyond and believe our network and service are year 2000 ready. We are in the process of testing our network and our service for year 2000 compliance and plan to complete this testing before November 1999. To date, our tests of our service and our networks have not revealed any significant year 2000 problems. Our network is generally integrated into larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third party products. We cannot fully evaluate whether all of their products are year 2000 ready. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. Although no such claims have been made against us, we may in the future be required to defend our service in legal proceedings which could be expensive regardless of the merits of such claims.

     State of Readiness of our Internal Systems. Our business may be affected by year 2000 issues related to noncompliant internal systems developed by us or by third-party vendors. Our material third-party vendors have stated that they are, or expect to be, year 2000 ready in a timely manner. We are not currently aware of any material year 2000 problem relating to any of our material internal systems. We are in the process of testing all such systems for year 2000 readiness and plan to complete this testing before November 1999. We are not aware of any significant systems that contain embedded chips that are not year 2000 compliant. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our suppliers, customers and other service providers. We believe that, absent a systemic failure outside our control, such as a prolonged loss of electrical or telecommunications service, year 2000 problems at third parties such as manufacturers, suppliers, customers and service providers will not have a material impact on our operations. If our manufacturers, suppliers, vendors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities and services. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainly inherent in the year 2000 problem resulting from the readiness of third-party manufacturers, suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business and our financial results. Our customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources of fix their existing systems to become year 2000 ready. This situation may reduce funds available to purchase our service.

     Risks. The failure of our internal systems to be year 2000 ready could temporarily prevent us from providing service to our customers, issuing invoices and developing products and services and could require us to devote significant resources to correct such problems. Due to the general uncertainty inherent in the year 2000 computer problem, which results from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations or financial condition.

     Contingency Plan. We have not yet fully developed a contingency plan to address all situations that may result if we experience significant year 2000 problems. We expect to complete this contingency plan later this year. As part of our contingency plan, we intend to maintain a fully operational back-up site and conduct network monitoring 24 hours per day during the transition period from 1999 to 2000. Our back-up site will be located at one of our server sites and be equipped with power generation and communication alternatives.

     To date, we have incurred expenses of approximately $250,000 in connection with our efforts to become year 2000 ready. We believe that our total expenses for year 2000 readiness will be approximately $350,000.

MARKET RISK

     Akamai does not use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

RECENT ACCOUNTING PRONOUNCEMENT


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," in fiscal year 2001. We do not expect the adoption of SFAS No. 133 to have an impact on our financial condition or results of operations.

                                    BUSINESS

OVERVIEW

     We provide a global delivery service for Internet content that improves Web site speed and reliability and protects against Web site crashes due to demand overloads. Our FreeFlow service, which we market to large businesses and other businesses with an Internet focus, delivers our customers' Web content through a worldwide server network by locating the content geographically closer to their users. Using software that is based on our proprietary mathematical formulas, or algorithms, we monitor Internet traffic patterns and deliver our customers' content by the most efficient route available. Our service is easy to implement and does not require our customers or their Web site visitors to make any hardware or software modifications. Using our FreeFlow service, our customers have been able to more than double the speed at which they deliver content to their users and, in some instances, have been able to improve speeds by ten times or more.

     Our technology originated from research that our founders began developing at the Massachusetts Institute of Technology in 1995. We introduced our FreeFlow service commercially in April 1999. As of October 5, 1999, we had 1,475 Akamai servers deployed in 24 countries across 55 telecommunications networks, providing our customers with a guaranteed global Internet content delivery service. Our customers, which operate many highly trafficked Web sites, include Apple Computer, CNN Interactive, Discovery Channel Online, Infoseek Corp., J. Crew.com, The Motley Fool and Yahoo!.

INDUSTRY BACKGROUND

     The Internet has emerged as a global medium for commerce and communications. International Data Corporation estimates that there were approximately 142 million users of the Internet at the end of 1998 and that the number of users will grow to 502 million by the end of 2002. The growth in the number of users, together with the wealth of content and information available on the Internet, have led to sharp increases in the daily traffic volume of Web sites. Media Metrix estimated that the number of unique visitors to the top 25 Web sites increased from 224 million in June 1998 to 330 million in June 1999.

     The ability of a Web site to attract users is in part based on the richness of its content. Increasingly, Web site owners want to enhance their content by adding graphics, such as photographs, images and logos, as well as deploying newer technologies, such as video and audio streaming, animation and software downloads. While richer content attracts more visitors, it also places increasing demands on the Web site to deliver the content quickly and reliably. As a result, Web site owners frequently elect to constrain the amount of rich content on their Web sites, thus sacrificing the quality of the user experience to maintain minimally acceptable performance levels.

     The Internet was not originally designed to provide a rich multimedia environment for individual Web site visitors. Since its origins as a United States Department of Defense research project, the Internet has evolved into an aggregation of many networks, each developed and managed by different telecommunications service providers. As a result, the Internet, unaided, lacks the ability to manage traffic between disparate networks to find the optimal route to deliver content. Congestion or transmission blockages significantly delay the information reaching the user. The storage of Web site information in central locations further complicates Internet content delivery. As the volume of information requested on a Web site increases, large quantities of repetitive data traverse the Internet from that central location.

     The combination of richer content and increasing volumes of Web site visitors can lengthen significantly the time required for a user to download information from a site and may cause the site to crash. These performance problems are exacerbated during peak demand times, such as a breaking news event, the release of an on-line movie trailer, the first day of ticket sales for a hit film, an on-line special event or sudden demand for a new software release. Because it is typically not cost-effective for a Web site to design its infrastructure to handle relatively infrequent periods of "flash" or sudden demand, periods of peak network traffic and surges in traffic volumes often overwhelm the capacity of the site, causing long delays or complete site outages. Delays and site crashes often cause user frustration and disappointment. Jupiter Communications found that in

June 1999, if response times at a particular Web site did not meet Internet users' expectations, 37% of those users visited a substitute Web site to meet their needs.

     While various products and services have been developed to address performance problems, they generally do not address the fundamental architectural limitations of the Internet. For example, caching is a hardware and/or software solution sold to Internet service providers to help them improve network performance by placing electronic copies of selected Internet content on geographically distributed servers on their own network. Caching is not, however, designed to address the needs of Web site owners, and in particular to deliver their content with high performance and reliability across the multiple networks that comprise the Internet. Outsourcing Web server management to hosting companies enables Web sites to add server capacity as needed and increase server reliability. However, hosting does not address the transmission disruption problems that can arise as data leave the hosting company's servers and traverse the public network to the user. Broadband services are being deployed to increase the speed of a user's connection to the Internet, addressing the problems that occur in what is commonly known as the "last mile." While these services increase bandwidth in the last mile, they do not address the content delivery problems that occur when congestion overwhelms a Web site or specific points across the Internet.

     To serve the increasing volumes of traffic on the Internet and, at the same time, enhance the user experience with increased graphic, video and audio content, Web sites require content delivery services that can provide rich content to users, enhance Web site response times and avoid delays and outages caused by peak demand and public network congestion. These services must be not only fast, reliable and easy to implement, but also capable of delivering rich content that is continually updated. In addition, these services may be cost-effective to the customer only if they do not require significant capital or labor expenditures and can be implemented at a cost that is based on actual usage.

THE AKAMAI SOLUTION

     Akamai provides a content delivery service that allows Web sites to accelerate the delivery of rich content to Internet users, improve reliability and handle peak crowds. To use our service, customers identify and tag portions of their Web site content that require significant amounts of bandwidth, such as advertising banners, icons, graphics, video and audio streaming and software downloads. These tagged items are delivered over our server network. When users request this content, which we call "Akamaized" content, our FreeFlow service routes the request to the server that is best able to deliver the content most quickly based on the geographic proximity, performance and congestion of all available servers on our network. Our network has the following capabilities:

     - Real-time Internet monitoring, which enables our servers to monitor in real-time the performance of our network and communicate the information to other servers in our network;

     - Dynamic server load management, which enables each server to react to Internet and server congestion, overloads and outages and respond by rerouting traffic around problems; and

     - Internet user connection management, which enables each server to map the geographic location of users so that content is delivered to each user from our most efficient server.

These capabilities enable our global network to provide delivery of Web content through the optimal route without relying on any central point of control.

     The key benefits of our solution include:

     Faster Content Delivery. FreeFlow can more than double the speed at which Web sites can deliver Web content to Internet users and, in some cases, has improved speeds by ten times or more. In addition, by using our service, customers can deliver more graphics, video, audio, animation, software downloads and other rich content without compromising the performance of their Web sites. The ability to improve the speed of a Web site and increase the use of rich content can result in an enhanced user experience and longer Web site visits, which can translate into greater advertising and e-commerce revenue for our customers.

     Superior Reliability. The underlying technology in our FreeFlow service enables us to monitor the performance of our global network 24 hours a day, seven days a week, 365 days a year. We route traffic around network bottlenecks or outages, delivering content in an optimal manner while avoiding delays and downtime.

     Peak Demand Protection. Traditional Web site architectures support a finite number of users. It is costly to upgrade Web sites to accommodate sporadic peak demand. Our service enables a customer to use the extensive capacity of our global server network and thus eliminate the need for a Web site to incur significant capital or labor expenditures to design an infrastructure to handle peak demand.

     Global Reach. We have implemented our service on our global network of over 1,475 servers deployed in 24 countries across 55 telecommunications networks.

     Compelling Cost Proposition. Our customers can use our service without any up-front investment in hardware or software. We offer our service under pay-for-use contracts based on the amount of Internet content delivered. To further reduce costs, our customers receive volume discounts as their usage increases. We thus provide our customers with a scalable approach to content delivery without the capital investment and increasing cost per user typically associated with equipment-based alternatives.

     Ease of Implementation and Compatibility. Our service forms a transparent layer on the Internet between our customer's Web site and visitors accessing that site. Through our easy-to-use FreeFlow Launcher software, our customers can quickly tag the objects to be delivered over our network and begin to implement our service. Customers can continuously update or modify their Web site content without affecting site performance. Moreover, our service does not require that the customer modify its computer hardware or software.

STRATEGY

     Our goal is to capitalize on our proprietary technology and leading market position to establish a new industry standard for the delivery of all types of Web content and applications to Internet users. To accomplish this goal, we are pursuing a strategy built on the following initiatives:

     Target Leading Web Sites Across a Broad Spectrum of Internet
Categories. We commercially introduced our FreeFlow service in April 1999 and have attracted as customers three of the world's top six most heavily trafficked Web sites, as reported by Media Metrix for June 1999. We are seeking to further extend our penetration into leading Web sites across a broad spectrum of Internet categories, including media, entertainment, financial services and e-commerce. We are expanding our direct sales force to target Web sites in these categories. We introduced a program designed for the resale of our FreeFlow service by qualified resellers such as major Internet hosting providers. We are also developing partner programs with companies that have influence with Web site owners, such as Web design firms and systems integrators who can promote our service to their customers.

     Further Expand and Enhance Our Worldwide Network. We plan to continue to expand our network to increase capacity and improve performance. By adding servers, we can increase the number of routes through which we can deliver Web content and thus shorten the distance between our servers and Internet users. We have a three-part strategy for expanding our network. First, we are placing our servers in secure data centers served by Internet service providers that provide us with bandwidth to deliver content from our servers to Internet users. Second, through our Akamai accelerated networks program, we provide use of our servers to smaller Internet service providers who, in turn, provide us with rack space for our servers and bandwidth to deliver content. Finally, we are enhancing our network by integrating our technology with network infrastructure products such as routers, switches and caches, to facilitate implementation of our service by Internet service providers.

     Establish Akamai as a Leading Brand for Content Delivery. We plan to establish Akamai as the industry standard for providing Internet content delivery. We intend to promote our brand to create strong penetration among all top Internet content providers. We believe that this strong brand awareness, combined with our existing global network of servers and customer base of leading companies with an Internet focus, will help to create a competitive advantage in our market.

     Extend Our World-Class Technology Leadership. We believe that Akamai has established a reputation as a technological leader in Internet content delivery. We plan to continue to enhance our current technologies, and develop new technologies, that can improve the performance and reliability of our network and expand the features and benefits that we can offer through our service. We intend to leverage our technology to introduce innovative services and products that take advantage of our worldwide network and our distributed computing services capacity. To maintain our technological leadership, we plan to continue to invest significant time and resources in recruiting computer scientists, engineers and software developers with expertise in the areas of mathematics, computer science and networking. We also plan to actively participate in the development and promotion of Internet industry standards.

     Leverage Our Services Model. We are creating a business model that will generate a stream of recurring revenues, while maintaining relatively low capital and bandwidth costs. We believe that we can maintain relatively low capital costs because our service is based on software that runs on low cost, off-the-shelf servers and we use the existing network infrastructure of telecommunications providers instead of building our own fiber- or satellite-based network infrastructure. In addition, we believe that we can maintain relatively low bandwidth costs because we buy in large volumes and our costs are based primarily on usage levels. Our recurring revenue model is based on offering services to our customers that provide for payment based on the amount of Internet content delivered through our service. As a result, our revenue base has the potential to grow as the number of Internet users increases, as these users access the Internet more often and for longer periods, and as more Web sites incorporate richer content. We believe that the relatively low capital costs required to build and maintain our network, together with the relatively low costs that we are required to pay for bandwidth used on our network, should enable us to leverage this recurring revenue base.

     Build Strategic Alliances to Strengthen Market Position. We intend to continue to develop strategic alliances with other Internet-related companies to accelerate market acceptance of our services and expand and enhance our global network. To date, we have entered into three major strategic alliances. In June 1999, we entered into a strategic alliance with Apple Computer to integrate Apple's QuickTime TV network, QuickTime 4 Player and QuickTime Streaming Server with our global Internet content delivery service. In August 1999, we entered into a strategic alliance with Cisco Systems to, among other things, integrate Akamai technology with Cisco's networking products. In September 1999, we entered into a strategic alliance with Microsoft Corporation to, among other things, integrate Microsoft's streaming media and Windows Server operating systems technologies into the Akamai network. We will continue to pursue select relationships with other Internet technology providers, Internet hosting companies, Internet service providers, network providers, Web site developers and systems integrators. We believe these relationships will accelerate the proliferation of our technology and services, increase our brand recognition and improve access to our target customer base.

FREEFLOW SERVICE

  SERVICES

     Our FreeFlow service provides for the delivery of Web site content to Internet users. When implementing our FreeFlow service, our customers select bandwidth intensive portions of their Web sites, such as complex graphics, advertisements, logos, software downloads and pictures, which are delivered to users over our network. FreeFlow service customers pay only for the Internet content delivered through our service. Monthly usage charges are based on megabits per second of content delivered. Customers commit to pay for a minimum usage level over a fixed contract term, and pay additional fees when usage exceeds this commitment. Monthly prices currently begin at $1,995 per megabit per second, with discounts available for volume usage.

     This FreeFlow service is backed by a proof-of-performance guarantee. Through our guarantee we promise that:

     - Our service will be available to deliver content 24 hours a day, seven days a week, 365 days a year;

     - Our service will deliver content faster than the customer can do it without our service;

     - If we fail to deliver on either of these two promises on any day, the customer does not pay for the service for that day.

     We have recently begun to introduce a service that enables the delivery of streaming audio and video over our network.

  TECHNOLOGY

     The FreeFlow service incorporates the following Akamai technologies:

     Akamaized URLs. Akamai's technology changes the way in which content on a Web page is delivered to an Internet user without interrupting the normal data flow. Normally, when a user clicks on any Web page, the Web site returns a Hypertext Markup Language, or HTML, text file containing text and formatting instructions which the browser uses to display the page. This text file also contains the Universal Resource Locators, or URLs, of non-text objects on the page, such as photographs, banner advertisements, graphics and software downloads.

     Akamai's customers identify which of their Web objects are to be delivered over Akamai's network. The customer then runs a software utility provided by Akamai, called FreeFlow Launcher, which searches for the URLs of the selected objects and tags them with a special code. We refer to this tagged content as "Akamaized" content. This modification transforms each URL for Akamaized content into an "ARL," or Akamai Resource Locator. The result is that when a user's browser downloads an HTML file containing ARLs of Web objects for that page, the browser is automatically pointed to Akamai's network to retrieve those objects. Our process does not require any modification to the browser or other personal computer configuration changes. While Akamai can serve the HTML as well as the objects embedded in it, our customers typically choose to serve the HTML themselves to maintain direct contact with the user. Thus, even while users are receiving Akamaized content from our servers, our customers can continue to count Web site visitors, track user demographics and dynamically assemble Web page content, including the insertion of targeted advertising and other personalized content.

     Domain Name Servers. The Internet relies on a distributed hierarchical database, called the Domain Name System, or DNS, to translate Web site names into numerical Internet Protocol, or IP, addresses. Akamai employs tiers of DNS, or name, servers that interact seamlessly with the Internet's standard DNS servers and intelligently direct a user's request for Web site content toward the most efficient Akamai server to deliver the requested content. When an Internet user requests a page containing Akamaized content, the user's browser asks a Domain Name Server to find an IP address for the Akamai network. The DNS automatically directs the query to one of Akamai's top-level DNS servers rather than to the central Web site. The Akamai top-level DNS servers use proprietary mapping software to determine the approximate location of the user in the Internet. The top-level DNS server then refers the user's request to an Akamai low-level DNS server that is responsible for traffic near the user. The low-level DNS server then answers with the IP addresses of a group, or "region," of Akamai servers that can deliver the desired content to the user most quickly and reliably based on the geographic proximity, load and availability of all servers on the network. The low-level DNS servers use up-to-the-second information about Internet and server conditions to make the best routing decision for each user.

     Server Load Management. Once Akamai's servers determine the optimal region for serving content to a user at a given moment, a simple process for selecting an individual server for such delivery would be to "round-robin" all requests to each content server in that region. However, such an approach would require that all objects reside on every content server, resulting in poor use of system resources and poor load balancing. Instead, Akamai uses proprietary algorithms to balance the loads of all servers within each region and ensure that objects reside in the minimum number of servers required to deliver optimal performance.

     Real-Time Monitoring. Akamai's FreeFlow service performs real-time monitoring of its own servers and of the Internet to make certain that content is delivered to users with the best performance and reliability. A key design principle of Akamai's system is the use of distributed control. Therefore, if any computer, data center or portion of the Internet fails, the FreeFlow service will continue operating.

     FreeFlow constantly monitors the performance of connections between various locations around the Internet and our regions. We use numerous types of network information to determine the performance of these connections. The result is a "map" of the optimal Akamai region for each location at that point in time. Akamai rebuilds this map periodically to reflect changing conditions.

     Real-time monitoring also ensures reliability. A region is suspended if the data center in which Akamai's servers are located fails or is performing poorly. However, even when this disruption occurs, the FreeFlow service continues to function. To ensure fault tolerance, Akamai deploys back-up low-level DNS servers in each region that physically reside in separate data centers. These back-up DNS servers automatically direct users to servers in alternate regions unaffected by the remote outage.

     To ensure reliability against the failure of an individual server, each server is assigned a "buddy" server within a region. Buddy servers query one another every second to sense all failures. If a server's buddy does not respond to a query, that server takes over its buddy's IP address and serves all content requested of the buddy.

STRATEGIC ALLIANCES

     We have strategic alliances with Apple Computer, Cisco Systems and Microsoft Corporation and intend to enter into additional strategic alliances with leading technology companies to accelerate market acceptance of our services and to expand and enhance our global network. We believe strategic alliances can accelerate market acceptance of our technology and services, increase our brand recognition and improve access to our target customer base.

  APPLE COMPUTER

     In June 1999, we entered into a strategic alliance with Apple Computer to improve the delivery of streaming media over the Internet. Under the agreement, we will integrate our global Internet content delivery service and Apple's QuickTime TV network, QuickTime 4 Player and QuickTime Streaming Server. The combined technologies are designed to give Apple Macintosh and Microsoft Windows users worldwide access to fast, reliable, high-resolution streaming services through e-commerce, media and other Web sites.

     Under the terms of the strategic alliance, Apple has purchased our FreeFlow service and we have agreed to be the exclusive network provider to Apple for QuickTime TV. We have also agreed to cause our network to meet minimum capacity levels to support streaming media. Apple has also designated us as the preferred network provider to Apple customers developing streaming QuickTime content.

     Apple purchased shares of our Series D convertible preferred stock for an aggregate purchase price of approximately $12.5 million in June 1999.

  CISCO SYSTEMS

     In August 1999, we entered into a strategic alliance with Cisco Systems to enhance and jointly develop new content routing, switching and caching technologies to improve the performance of Internet content delivery. Under the strategic alliance, Cisco and Akamai have agreed to jointly develop protocols and algorithms designed to enhance content-based routing and switching technologies within Cisco's infrastructure to optimize our Internet content delivery service. In addition, Cisco has agreed to integrate our Internet content delivery technology into its networking technology. We have also agreed to explore new technologies to enable next-generation switching designed to dynamically adapt to changing network conditions. Under the agreement, each of Akamai and Cisco has also agreed to joint marketing arrangements, including the promotion to its customers of the use of the other's products and services, whenever commercially reasonable.

     Cisco purchased shares of our Series E convertible preferred stock for an aggregate purchase price of approximately $49.0 million in August 1999.

  MICROSOFT CORPORATION

     In September 1999, we entered into a strategic alliance with Microsoft Corporation to integrate Microsoft technologies into the Akamai network. As part of the agreement, we intend to integrate Microsoft Windows Media(TM) technologies with our global Internet content delivery service, and we will create a version of our software to support our FreeFlow service that works on Microsoft Windows Server operating systems. In addition, Microsoft's Streaming Media Division has agreed to become one of our Internet content delivery service customers.

     Under the terms of our agreement with Microsoft, we have agreed to modify our server software to operate on the Microsoft Windows Server operating systems platform and to support Microsoft's streaming media format. In addition, we will explore with Microsoft other possible integration and support opportunities.

     Microsoft purchased shares of our Series F convertible preferred stock for an aggregate purchase price of approximately $15.0 million in September 1999.

CUSTOMERS

     We introduced our FreeFlow service commercially in April 1999. Our customer base spans a broad spectrum of Internet categories. The following is a representative list of our customers.

INTERNET-CENTRIC
About.com
Citysearch/Ticketmaster
GO Network and Infoseek Corp.
Looksmart
Monster.com
Yahoo!

MEDIA, ENTERTAINMENT & TECHNOLOGY
Apple Computer
Artisan Entertainment
CNN Interactive
Discovery Channel Online
Hard Rock Hotel
The Washington Post

e-COMMERCE
Furniture.com
Gomez.com
HomePortfolio.com
J.Crew.com
Wrenchead.com
VerticalNet
Wine.com

FINANCIAL SERVICES
CCBN
The Motley Fool

     Sales to these customers represented more than 90% of our revenue for the six months ended June 30, 1999. As of October 12, 1999, we had 49 customers.

     The following case studies illustrate how some of our customers are using our service.

  APPLE COMPUTER

     Apple chose Akamai as its exclusive network provider for the launch of Quicktime TV (QTV) to build a global network that delivers high quality streaming video and audio over the Internet. Apple has also used Akamai's global network to deliver copies of QuickTime and Mac(R) OS 8.6 software upgrades as well as the Star Wars: Episode I The Phantom Menace movie trailer to Apple customers around the world.

  YAHOO!

     Yahoo! is one of the most visited Web sites on the Internet. In the second quarter of 1999, Yahoo! began broad use of our FreeFlow service for fast and reliable delivery of various images and Web site content, including banner advertisements and logos. Yahoo! moved the majority of its advertising banners onto our network after tests conducted using diagnostics from Keynote Systems indicated our service improved Yahoo!'s performance by more than 50%.

  LOOKSMART

     As a leading Web directory, LookSmart provides search results across more than 1 million unique URLs and over 70,000 individual categories. Looksmart is dedicated to improving Web site performance and views Akamai as a major contributor in this area. Since June 1999, the average download time for a typical LookSmart Web page has been cut in half. LookSmart, which has now implemented Akamai's service, relies on us as a key component for maintaining Web site speed and reliability for its growing end user base.

  THE MOTLEY FOOL

     The Motley Fool is a leading online forum designed to give to readers financial advice that they can understand and to discuss ways to make investment and personal financial decisions. The Motley Fool has been using our service since May 1999 and has experienced faster Web download times for its customers based on a report by Keynote Systems. The Motley Fool is aimed at educating, amusing and enriching the individual investor, has been able to off load approximately 90% of its site's content to the servers from Akamai's network. In the month of August 1999, Akamai served 260 million hits for The Motley Fool's Web site enabling the Web site to decrease its bandwidth requirements on servers, switches, load balancers and routers.

SALES, SERVICE AND MARKETING

     We currently sell our service primarily through a direct sales force. Our plan is to continue to pursue heavily trafficked Web sites through our direct sales force and to penetrate other markets through our reseller program and other indirect distribution channels. As of September 30, 1999, we had 65 employees in our sales and distribution organization, of whom 19 are in direct sales. Currently our sales force is actively targeting primarily domestic companies, focusing on the 300 Web sites that have the greatest number of visitors, Fortune 100 companies and other companies with large operations in the United States.

     In addition to our direct sales efforts, we are developing our partner program with design and system integration firms and consultants. We encourage these partners to recommend the Akamai solution to their customers as part of their design, integration and consulting work for those customers. As of September 30, 1999, we had four employees in our partner program group and one employee in our reseller program group.

     Our technical consulting group directly supports our sales and distribution efforts by providing technical consulting and integration assistance to our current and prospective customers. As of September 30, 1999, we had 22 employees in our technical consulting group.

     We believe that a high level of customer service and support is critical to the successful marketing and sale of our products and services. We are building a comprehensive service and support organization to meet the needs of our customers. As of September 30, 1999, we had seven employees in our customer service and support organization and 12 employees in our account management organization. We are seeking to hire additional customer service and support personnel as our customer base grows and as we introduce new products and services.

     To support our sales efforts and actively promote the Akamai brand name, we conduct comprehensive marketing programs. Our marketing strategies include an active public relations campaign, print advertisements, online advertisements, trade shows, strategic partnerships and on-going customer communications programs. We focus our marketing efforts on business and trade publications, online media outlets, industry events and sponsored activities. We participate in a variety of Internet, computer and financial industry conferences and encourage our officers and employees to pursue speaking engagements at these conferences. As of September 30, 1999, we had 15 employees in our marketing organization.

NETWORK DEPLOYMENT

     As of October 5, 1999, our network was comprised of 1,475 servers in 24 countries across 55 telecommunication networks. Some of the telecommunications networks across which Akamai servers are deployed include: AboveNet Communications, AT&T, Digex, Exodus Communications, GTE

Internetworking, interNode networks, Korea Telecom, Level 3 Communications, OzEmail Limited, Pacific Internet, PSINet, UUNET Technologies, Verio, VisiNet and WonderNet.

     Most of our servers are currently deployed in secure data centers served by major domestic and international Internet service providers. These Internet service providers provide bandwidth to deliver content from our servers to Internet users.

     We also deploy our servers at smaller and medium-sized domestic and international Internet service providers through our Akamai accelerated networks program. Under this program, we offer use of our servers to Internet service providers. In exchange, we typically do not pay for rack space to house our servers or bandwidth to deliver content from our servers to Internet users. By hosting Akamai servers, Internet service providers obtain access to popular content from the Internet that is served from the Akamai network. As a result, when this content is requested by a user, the Internet service provider does not need to pay for the bandwidth otherwise necessary to retrieve the content from the originating Web site.

     We are planning to expand and enhance our network by entering into strategic relationships with network providers and integrating our technology with networking and other network infrastructure products, such as routers and switches, to facilitate implementation of our service by Internet service providers.

RESEARCH AND DEVELOPMENT

     Akamai's beginnings trace to a challenge that Tim Berners-Lee, the inventor of the World Wide Web, posed to his colleagues at MIT in early 1995 to invent a fundamentally new and better way to deliver Internet content to users. F. Thomson Leighton, an MIT Professor of Applied Mathematics and founder of Akamai, recognized that a solution to Web congestion could be found in applied mathematics and algorithms. Dr. Leighton believed that algorithms could be used to create a network of distributed servers that could communicate as a system and could deliver content without depending on a centralized controlling core. Dr. Leighton, together with Daniel Lewin, one of his graduate students at MIT, and several other researchers with expertise in computer science and data networking, undertook the development of the mathematical algorithms necessary to handle the dynamic routing of content.

     We believe that strong product and service development capabilities are essential to enhancing our core technologies, developing new applications for our technology and maintaining our competitiveness. We have invested and intend to continue to invest a significant amount of human and financial resources in Akamai's research and development organization.

     As of September 30, 1999, we had 64 employees devoted to our research and development efforts. Our research and development organization is comprised of the following groups:

     - The server group, which develops and maintains the server software used in our FreeFlow service;

     - The mapping group, which develops techniques for monitoring and routing Internet traffic;

     - The performance analysis group, which develops tools to test and monitor the performance of systems;

     - The graphic user interface group, which builds programs that allow our customers and network operations center personnel to graphically view the status and performance of our network in real time; and

     - The algorithm design and implementation groups, which design and implement the algorithms that operate our FreeFlow service and its derivative technologies.


     We are focusing our research and development efforts on enhancing our FreeFlow service and building on our technology to develop new services. From our inception in August 1998 through September 30, 1999, our engineering and development expenses were approximately $5.6 million. We expect to continue to commit significant resources to research and development in the future. To date, all engineering and development expenses have been expensed as incurred.

COMPETITION

     The market for Internet content delivery services is new, rapidly evolving and intensely competitive. We expect competition to increase both from existing competitors and new market entrants for various components of our service. We compete primarily on the basis of:

     - Performance of our service, including speed of delivery, reliability, peak crowd protection, and global content delivery capabilities;

     - Ease of implementation and use of our service;

     - Types of content delivered; and

     - Price.

     We compete primarily with companies offering products and services that address Internet performance problems, including companies that provide Internet content delivery services, streaming content delivery services and equipment-based solutions to Internet performance problems, such as load balancers and server switches.

     Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Some of our current or potential competitors may bundle their products with other software or hardware in a manner that may discourage Web site owners from purchasing products we offer or Internet service providers from being willing to install our servers.

     Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially and adversely affect our business, financial condition and operations.

PROPRIETARY RIGHTS AND LICENSING

     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We have no patents and we have not filed any patent applications with the United States Patent and Trademark Office with respect to our Internet content delivery service. We seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

     In October 1998, we entered into a license agreement with MIT under which we were granted a royalty-free, worldwide right to use and sublicense the intellectual property rights of MIT under various patent applications and copyrights relating to Internet content delivery technology. We cannot predict whether any of these applications will result in any issued patents or, if patents are issued, any meaningful protection. Some of our technology is based on technology licensed from MIT. The license has been granted to us on an exclusive basis, but is subject to the rights of the U.S. government to use the licensed intellectual property in government-funded inventions. As part of the license agreement, MIT retained the right to use the licensed intellectual property for non-commercial, teaching and educational purposes. In connection with the license agreement, we issued 682,110 shares of our common stock to MIT in October 1998. The license agreement is irrevocable, but MIT may terminate the agreement if we cease our business due to insolvency or if we materially breach the terms of the license agreement.

EMPLOYEES

     As of September 30, 1999, we had a total of 193 full-time employees and 34 part-time employees. We expect to hire additional employees through 1999.

     Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by any collective bargaining unit. We believe our relations with our employees are good.

BOARD OF ADVISORS

     Our board of advisors consists of individuals with recognized expertise in the Internet, networking, science and entertainment fields. Members of our board of advisors provide guidance to our management and board of directors about technology standards and marketplace needs to assist us with our business and strategy. We intend to hold one or two meetings a year of our board of advisors. In addition, we consult with members of our board of advisors from time to time by telephone.

     Our board of advisors includes:

     Tim Berners-Lee holds the 3Com Founders chair at the Laboratory for Computer Science at MIT. He directs the World Wide Web Consortium, an open forum of companies and organizations with the mission to lead the Web to its full potential. In 1989, Dr. Berners-Lee invented the World Wide Web.

     Gil Friesen is a director of the Digital Entertainment Network. Previously, Mr. Friesen served as president of A&M Records. Mr. Friesen co-founded Classic Sports Network, a cable network sold to ESPN in 1997.

     Sam Gassel is chief systems engineer for CNN Internet Technologies. He has been the architect of CNN's Internet systems since the launch of CNN.com in 1995. Before joining CNN/Turner Broadcasting in 1994, Mr. Gassel worked in Academic Computing at the University of Chicago.

     Ron Graham is a professor of Computer and Information Sciences at the University of California, San Diego. Dr. Graham is also a chief scientist emeritus for AT&T Labs and was president of the American Mathematical Society from 1993 to 1995.

     Amos Hostetter is the former chief executive officer of MediaOne. Mr. Hostetter co-founded Continental Cablevision in 1963 and served as its chairman and chief executive officer prior to its merger with MediaOne Group in 1996. Mr. Hostetter is currently chairman of Pilot House Associates, LLC.

     Jan Hier-King is the head of enterprise technology of Charles Schwab & Co.'s electronic brokerage unit. Ms. Hier-King led the start-up of the technology organization supporting the institutional business at Charles Schwab.

     Daniel Smith is president and chief executive officer of Sycamore Networks, Inc. Prior to joining Sycamore, Mr. Smith was president and chief executive officer of Cascade Communications and a member of its board of directors. Cascade Communications was acquired by Ascend Communications in June 1997.

     Peter Solvik is senior vice president and chief information officer of Cisco Systems. At Cisco Systems, Mr. Solvik is responsible for the company's worldwide use of information technology, including Internet-based customer service and electronic commerce tools. He is also responsible for the Internet Business Solutions Group at Cisco Systems.

     Ralph Terkowitz is chief information officer of The Washington Post Company. Mr. Terkowitz founded and in 1996 became chief executive officer of Digital Ink Co., the electronic publishing subsidiary of The Washington Post Company.

     Members of the board of advisors generally receive options to purchase our common stock under our 1998 stock incentive plan.

FACILITIES

     Our headquarters are currently located in approximately 15,988 square feet of leased office space located in Cambridge, Massachusetts. The lease for portions of this space terminates at various times from April 2003 to May 2004. We have also entered into a lease for 12,168 square feet of office space in San Mateo, California for sales and research and development personnel.

     We have entered into a lease for approximately 107,088 square feet of space in a second office building in Cambridge, Massachusetts. We plan to relocate our entire office and operations to the new location. The lease is for a seven-year term commencing on January 1, 2000.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Akamai, and their ages and positions as of September 30, 1999 are as follows:

NAME                                         AGE                    POSITION
----                                         ---                    --------
George H. Conrades(1)......................  60    Chairman of the Board of Directors and
                                                   Chief Executive Officer
Paul Sagan.................................  40    President and Chief Operating Officer
F. Thomson Leighton(2).....................  42    Chief Scientist and Director
Daniel M. Lewin............................  29    Chief Technology Officer and Director
Timothy Weller.............................  34    Chief Financial Officer and Treasurer
Robert O. Ball III.........................  41    Vice President, General Counsel and
                                                   Secretary
Earl P. Galleher III.......................  39    Vice President of Sales and Distribution
David Goodtree.............................  37    Vice President of Marketing
Steven P. Heinrich.........................  54    Vice President of Human Resources
Bruce M. Maggs.............................  36    Vice President of Research and Development
Jonathan Seelig............................  27    Vice President of Strategy and Corporate
                                                   Development
Peter Danzig...............................  39    Vice President of Technology
Arthur H. Bilger(2)........................  46    Vice Chairman of the Board of Directors
Todd A. Dagres(1)..........................  39    Director
Terrance G. McGuire(1).....................  43    Director
Edward W. Scott(1)(2)......................  36    Director

------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Set forth below is certain information regarding the professional experience for each of the above-named persons.

     George H. Conrades has served as Chairman and Chief Executive Officer of Akamai since April 1999 and as a director since December 1998. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. From August 1997 to July 1998, Mr. Conrades served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunication services firm. Mr. Conrades served as Chairman of the Board of Directors and Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was an IBM Senior Vice President and a Member of IBM's Corporate Management Board. Mr. Conrades is currently a director of CBS and Infinity Broadcasting, a media company. He is also an interim member of the board of ICANN, the Internet Corporation for the Assignment of Names and Numbers, a non-profit organization established by the United States government to oversee the administration of Internet names and addresses.

     Paul Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer and has served as President and Chief Operating Officer since May 1999. Mr. Sagan was the Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization, from July 1997 to August 1998. From December 1995 to December 1996, Mr. Sagan was the President and Editor of Time Inc. New Media, an affiliate of Time Warner, Inc., a global media and entertainment company. From September 1992 to December 1995, Mr. Sagan served as a vice president and senior vice president of Time Warner Cable, a division of Time Warner, Inc.

     F. Thomson Leighton co-founded Akamai and has served as Chief Scientist and a director since August 1998. Dr. Leighton has been a professor of Mathematics at MIT since 1982 and has served as the Head of the Algorithms Group in MIT's Laboratory for Computer Science since its inception in 1996. Dr. Leighton is currently on sabbatical from MIT. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the ACM, one of the nation's premier journals for computer science research.

     Daniel M. Lewin co-founded Akamai and has served as a director since August 1998. Mr. Lewin served as President of Akamai from August 1998 to May 1999 and as Chief Technology Officer since May 1999. Since July 1996, Mr. Lewin has been a Ph.D. candidate in the Algorithms Group at MIT's Laboratory for Computer Science. From May 1994 to May 1996, Mr. Lewin worked at IBM's research laboratory in Haifa, Israel as a full-time Research Fellow and Project Leader responsible for the development and support of IBM's Genesys system.

     Timothy Weller joined Akamai in August 1999 as Chief Financial Officer. From July 1993 until August 1999, Mr. Weller was an equity research analyst at Donaldson, Lufkin & Jenrette, an investment banking firm.

     Robert O. Ball III has served as Vice President and General Counsel of Akamai since July 1999 and has served as Secretary since August 1999. From June 1996 until August 1999, Mr. Ball was a Partner and Chair of the Electronic Commerce Practice Team at Alston & Bird LLP, a law firm. From 1991 until May 1996, Mr. Ball was a Partner at Cashin, Morton & Mullins, a law firm.

     Earl P. Galleher III has served as Vice President of Sales and Distribution of Akamai since March 1999. From March 1996 until August 1998, Mr. Galleher was employed with Digex, Inc., a national Internet carrier, where he served as Vice President and General Manager from March 1996 to January 1997 and as the President of the Web Site Management Division from January 1997 to August 1998. From November 1991 to February 1996, Mr. Galleher served as Director of Marketing at American Mobile Satellite Corporation, a mobile voice and data service provider.

     David Goodtree has served as the Vice President of Marketing since March 1999. From October 1994 to March 1999, Mr. Goodtree served as Group Director at Forrester Research, Inc., an independent technology research firm. Prior to joining Forrester Research, Inc., from October 1990 to September 1994, Mr. Goodtree managed product development for MCI Communications Corporation, now known as MCI WorldCom, Inc., a telecommunications company.

     Steven P. Heinrich has served as Vice President of Human Resources of Akamai since March 1999. Prior to joining Akamai, Mr. Heinrich established Constellation Consulting, Inc., a human resources consulting firm specializing in early stage, high technology businesses. From November 1979 to October 1997, Mr. Heinrich was employed by BBN Corporation where he served as the Vice President of Human Resources from March 1993 to October 1997.

     Bruce M. Maggs joined Akamai in October 1998 as a Senior Research Scientist and has served as Vice President of Research and Development since April 1999. From September 1998 to January 1999, Dr. Maggs was a Visiting Associate Professor of Computer Science at MIT. Dr. Maggs is currently on leave from his appointment as Associate Professor of Computer Science at Carnegie Mellon University, a position he has held since July 1997. From January 1994 until his appointment as Associate Professor, Dr. Maggs was an Assistant Professor at Carnegie Mellon. From September 1990 to December 1993, Dr. Maggs was a Research Scientist at the NEC Research Institute, Inc., an institute which conducts research in computer and physical sciences.

     Jonathan Seelig co-founded Akamai in August 1998 and has served as Vice President of Strategy and Corporate Development since that time. From January 1995 to September 1997, Mr. Seelig worked for ECI Telecom, Ltd., a provider of digital telecommunications and data transmission systems to network service providers. Mr. Seelig is presently on a leave of absence as an M.B.A. candidate at MIT's Sloan School of Management.

     Peter Danzig joined Akamai in September 1999 as Vice President of Technology. Prior to joining Akamai, from March 1997 to August 1999, Mr. Danzig served as acting Chief Technology Officer of the NetCache group at Network Appliance, Inc., a provider of network data solutions. Mr. Danzig founded Internet Middleware Corporation, a provider of web caching solutions, in May 1996 and served as its Chief Technology Officer until it was acquired by Network Appliance in March 1997. From January 1990 to May 1996, Mr. Danzig was an Assistant Professor of Computer Science at the University of Southern California.

     Arthur H. Bilger has served as a director of Akamai since November 1998 and has served as Vice Chairman of the Board of Directors since August 1999. From December 1994 until March 1997, Mr. Bilger was president, chief operating officer and a member of the board of directors of New World Communications Group Incorporated, an entity engaged in television broadcasting and production. From August 1990 until December 1994, Mr. Bilger was a founding principal of Apollo Advisors, L.P. and Lion Advisors, L.P., entities engaged in the management of securities investments. Mr. Bilger is currently a director of Mandalay Resort Group, an owner and operator of hotel casino facilities.

     Todd A. Dagres has served as a director of Akamai since November 1998. Since February 1996, Mr. Dagres has been a general partner of Battery Ventures, a venture capital firm. From February 1994 to February 1996, Mr. Dagres was a Principal and Senior Technology Analyst at Montgomery Securities, now known as Banc of America Securities LLC, an investment bank and brokerage firm.

     Terrance G. McGuire has served as a director of Akamai since April 1999. Mr. McGuire is a founder and has been a general partner of Polaris Venture Partners, Inc. since June 1996. Since 1992, Mr. McGuire has also been a general partner of Burr, Egan, Deleage & Co., a venture capital firm.

     Edward W. Scott has served as a director of Akamai since April 1999. Mr. Scott is a founder and general partner of the Baker Communications Fund, a communications private equity fund. He has been a general partner of that firm since March 1996. From December 1990 until March 1996, Mr. Scott was a private equity investor with the Apollo Investment Fund, L.P.

     Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Akamai. Each of the directors serve on the board of directors pursuant to the terms of an agreement that will terminate upon the closing of this offering.

ELECTION OF DIRECTORS

     Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Conrades and McGuire will serve in the class whose term expires in 2000; Messrs. Leighton and Scott will serve in the class whose term expires in 2001; and Messrs. Bilger, Dagres and Lewin will serve in the class whose term expires in 2002. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

COMPENSATION OF DIRECTORS

     We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time pursuant to our 1998 stock incentive plan. We have not yet determined the amount and timing of such grants or awards.

BOARD COMMITTEES

     The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Messrs. Conrades, Dagres, McGuire and Scott, reviews executive salaries, administers our bonus, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our pension and other benefit plans and compensation policies and practices.

     The audit committee, which consists of Messrs. Bilger, Leighton and Scott, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us, for services rendered for the period from August 20, 1998, the date of our inception, to December 31, 1998, to the person who acted in the capacity of chief executive officer during that period. None of our other executive officers who held office as of December 31, 1998 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                              -------------------
NAME AND PRINCIPAL POSITION                                        SALARY($)
---------------------------                                   -------------------
Daniel M. Lewin.............................................       $ 30,000
President(1)

------------
(1) Daniel M. Lewin resigned as President of Akamai and became our Chief Technology Officer on May 18, 1999.

     On September 2, 1998, we sold 11,391,750 shares of common stock to Mr. Lewin for an aggregate purchase price of $63,285 pursuant to the terms of a stock restriction agreement. The stock restriction agreement gives us the right to repurchase a portion of these shares at the original purchase price if Mr. Lewin ceases to provide services to us prior to August 31, 2002. However, our right to repurchase shares held by Mr. Lewin terminates upon a change in control of Akamai.

STOCK OPTIONS

     We did not grant any stock options to Mr. Lewin during the period from our inception to December 31, 1998.

BENEFIT PLANS

     1998 Stock Incentive Plan. Our 1998 stock incentive plan provides for the grant of restricted stock and other stock-based awards and stock options. A maximum of 28,755,600 shares of common stock are authorized to be issued pursuant to the 1998 stock incentive plan. Our officers, employees, directors, consultants and advisors are eligible to receive awards under the 1998 stock incentive plan.

     The compensation committee of our board of directors administers the 1998 stock incentive plan. The compensation committee with the assistance of management selects the recipients of awards and determines:

     - The number of shares of common stock covered by options and the dates upon which such options become exercisable;

     - The exercise price of options;

     - The duration of options; and

     - The number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger or other acquisition event, our board of directors is authorized to provide for outstanding awards to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, our board of directors may provide that all unexercised options will become exercisable in full prior to the completion of such event and that these options will terminate upon the completion of the event if not previously exercised. In addition, immediately prior to the consummation of an acquisition event, the vesting schedule of each outstanding option and stock-based award will be accelerated.

     1999 Employee Stock Purchase Plan. Our 1999 employee stock purchase plan provides for the issuance of up to 600,000 shares of our common stock to participating employees.

     The 1999 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after June 1 and December 1 of each year. However, the first such offering period will commence on the first trading day after the effective date of this offering and end on the last trading day on or before November 30, 2001.

     All of our employees, including directors who are employees, and all employees of any participating subsidiaries:

     - Whose customary employment is for more than five months in a calendar year; and

     - Who have been employed by us for at least seven calendar days prior to enrolling are eligible to participate in the 1999 employee stock purchase plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate.

     To participate in the 1999 employee stock purchase plan, an employee must authorize us to deduct from one to ten percent of his or her base pay during the offering period. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1999 employee stock purchase plan is 85% of the lower of the fair market value of the common stock (i) at the beginning of the offering period, or (ii) at the end of the purchase period; provided, however, that under certain circumstances, the purchase price may be adjusted to a price not less than 85% of the lower of the fair market value on the common stock on
(i) the date our stockholders approve an increase in shares reserved for issuance under the 1999 employee stock purchase plan or (ii) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment.

     401(k) Plan.  Our employee savings and retirement plan is qualified under
Section 401 of the Internal Revenue Code. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

                           RELATED PARTY TRANSACTIONS

ISSUANCES OF PREFERRED STOCK AND 15% SENIOR SUBORDINATED NOTES

     Since our inception in August 1998, we have issued and sold preferred stock and 15% senior subordinated notes coupled with warrants to purchase common stock at an exercise price of approximately $2.50 per share to the following persons and entities who are our executive officers, directors or 5% or greater stockholders. For more detail on shares of stock held by these purchasers, see "Principal Stockholders" on page 46.

                                                                              WARRANTS TO
                                                                              PURCHASE THE
                                                                               FOLLOWING
                                       SERIES A    SERIES B     15% SENIOR     SHARES OF      AGGREGATE
                                       PREFERRED   PREFERRED   SUBORDINATED      COMMON       PURCHASE
NAME                                     STOCK       STOCK        NOTES          STOCK          PRICE
----                                   ---------   ---------   ------------   ------------   -----------
Arthur H. Bilger(1)..................    32,894       9,610     $  100,000       13,350      $   494,779
Baker Communications Fund, L.P. .....        --     929,244     $7,000,000      934,668      $20,999,990
Battery Ventures IV, L.P.(2).........   513,165      63,056             --           --      $ 4,850,056
George H. Conrades(3)................    29,605       8,649     $   65,154        8,694      $   420,458
Earl P. Galleher III.................     3,289         961     $   48,333        6,450      $    87,808
Jonathan Seelig......................    14,473       4,228     $   31,852        4,248      $   205,546
Entities affiliated with Polaris
  Venture Management Co. II,
  L.L.C.(4)..........................   263,163     237,318     $1,000,000      133,524      $ 6,575,472
Paul Sagan...........................     6,578       1,922     $   14,477        1,932      $    93,427

------------
(1) Excludes securities held by Baker Communications Fund, L.P., of which Mr. Bilger is a limited partner. Mr. Bilger is the managing member of the general partner of ADASE Partners, L.P. and the managing member of AT Investors LLC. Mr. Bilger's shares of Series A preferred stock represent holdings of ADASE Partners, L.P. in Akamai. Mr. Bilger's shares of Series B convertible preferred stock and his notes and warrants are held by AT Investors LLC. Mr. Bilger disclaims beneficial ownership of the securities held by ADASE Partners, L.P. and AT Investors LLC except to the extent of his pecuniary interest in those entities.

(2) Includes 7,895 shares of Series A convertible preferred stock and 969 shares of Series B convertible preferred stock held by Battery Investment Partners IV, LLC, of which Battery Ventures IV, L.P. is a managing member.

(3) Excludes securities held by entities affiliated with Polaris Venture Management Co. II, L.L.C., of which Mr. Conrades is a general partner.

(4) Represents 257,119 shares of Series A convertible preferred stock, 231,687 shares of Series B convertible preferred stock, 15% senior subordinated notes in the principal amount of $976,271 and 7,242 warrants held by Polaris Venture Partners II L.P. and 6,044 shares of Series A convertible preferred stock, 5,631 shares of Series B convertible preferred stock, 15% senior subordinated notes in the principal amount of $23,729 and 176 warrants held by Polaris Venture Partners Founders Fund II L.P.

     Series A Financing. On November 23, 1998, November 30, 1998 and December 14, 1998 we issued an aggregate of 1,100,000 shares of Series A preferred stock to 22 investors, including Arthur H. Bilger, Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, George H. Conrades, Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The per share purchase price for our Series A convertible preferred stock was $7.60. As of September 30, 1999, each share of our Series A convertible preferred stock was convertible into approximately 18.8 shares of our common stock.

     Series B Financing. On April 16, 1999 and April 30, 1999 we issued an aggregate of 1,327,500 shares of Series B convertible preferred stock to 24 investors, including Arthur H. Bilger, Baker Communications Fund, L.P., Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, George H. Conrades, Earl
P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II

L.P. and Paul Sagan. The per share purchase price for our Series B convertible preferred stock was $15.07. As part of our Series B financing, we granted Baker Communications Fund, L.P. an option to purchase up to 145,195 shares of our Series C convertible preferred stock which are convertible into an aggregate of 908,339 shares of common stock. As of September 22, 1999, each share of our Series B convertible preferred stock was convertible into six shares of our common stock. As of September 30, 1999, each share of our Series C convertible preferred stock was convertible into approximately 6.3 shares of our common stock.

     15% Senior Subordinated Note Financing. On May 7, 1999 we issued 15% senior subordinated notes in the aggregate principal amount of $15,000,000 coupled with warrants to purchase an aggregate of 2,002,836 shares of common stock for an exercise price of approximately $2.50 per share to 20 investors, including Arthur H. Bilger, Baker Communications Fund, L.P., George H. Conrades, Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The 15% senior subordinated notes have a term of five years and bear interest at the rate of 15% per year, compounded annually.

ISSUANCES OF COMMON STOCK

     The following table presents selected information regarding our issuances of common stock to our executive officers and directors. We issued the shares of common stock set forth in the table below pursuant to stock restriction agreements with each of the executive officers and directors which give us rights to repurchase all or a portion of the shares at their purchase price in the event that the person ceases to provide services to us. Some of these stock restriction agreements prohibit us from repurchasing shares following a change in control of Akamai.

                                                        DATE OF       NUMBER        AGGREGATE
NAME                                                    ISSUANCE    OF SHARES     PURCHASE PRICE
----                                                    --------    ----------    --------------
Robert O. Ball III....................................   7/23/99       250,000      $  625,000
Arthur H. Bilger......................................  11/19/98       594,000      $    8,250
                                                         3/26/99       600,000      $  200,000
George H. Conrades....................................   3/26/99     5,940,000      $1,980,000
Earl P. Galleher III..................................   3/15/99     1,260,000      $   52,500
F. Thomson Leighton...................................    9/2/98    11,391,750      $   63,288
Daniel M. Lewin.......................................    9/2/98    11,391,750      $   63,288
Paul Sagan............................................  10/28/98     2,383,200      $   33,100
                                                         5/18/99       600,000      $  500,000
Jonathan Seelig.......................................    9/2/98     2,376,000      $   13,200
Timothy Weller........................................   7/23/99     1,050,000      $2,625,000

                            ------------------------

     Akamai agreed to the material terms of each of the preferred stock issuances described above after arms'-length negotiations with previously unaffiliated persons. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our board of directors, including a majority of the independent and disinterested directors on our board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

AGREEMENTS WITH EXECUTIVE OFFICERS

     On March 26, 1999, in connection with the issuance of restricted common stock, we loaned $1,980,000 to George H. Conrades, our Chief Executive Officer and Chairman of the Board of Directors. The loan bears interest at a rate of 5.3% per year, compounded annually until paid in full. The loan must be paid in full by March 26, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Conrades upon his sale of capital stock of Akamai. On March 26, 1999 we entered into a severance agreement with Mr. Conrades. The severance agreement requires us to pay Mr. Conrades a lump-sum cash payment equal to 299% of his average annual salary and bonus for the most recent three years if his employment is terminated by us other than for cause within two years following a change in control of Akamai.

     On May 18, 1999, in connection with the issuance of restricted common stock, we loaned $500,000 to Paul Sagan, our President and Chief Operating Officer. The loan bears interest at a rate of 5.3% per year, compounded annually until paid in full. The loan must be paid in full by May 18, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Sagan upon his sale of capital stock of Akamai.

     On July 23, 1999, in connection with the issuance of restricted common stock, we loaned $623,750 to Robert O. Ball III, our Vice President and General Counsel. The loan bears interest at a rate of 6.1% per year, compounded annually until paid in full. The loan must be paid in full by July 23, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Ball upon his sale of capital stock of Akamai.

     On July 23, 1999, in connection with the issuance of restricted common stock, we loaned $2,619,750 to Timothy Weller, our Chief Financial Officer. The loan bears interest at a rate of 6.1% per year, compounded annually until paid in full. The loan must be paid in full by July 23, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Weller upon his sale of capital stock of Akamai.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 1999, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

     - Each person who owns beneficially more than 5% of the outstanding shares of our common stock;

     - Each of our directors;

     - The executive officer named in the Summary Compensation Table under "Management -- Executive Compensation" on page 41; and

     - All of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Akamai Technologies, Inc., 201 Broadway, Cambridge, Massachusetts 02139.

                                                                                     PERCENTAGE OF
                                                                                      COMMON STOCK
                                                                                      OUTSTANDING
                                                                                  --------------------
                                                           NUMBER OF SHARES        BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIALLY OWNED      OFFERING    OFFERING
------------------------------------                      ------------------      --------    --------
Battery Ventures IV, L.P.(1)............................      10,030,012            12.2%       11.1%
  20 William Street
  Wellesley, MA 02481
F. Thomson Leighton.....................................       9,609,750            11.7%       10.6%
Daniel M. Lewin.........................................       9,556,750            11.6%       10.6%
Baker Communications Fund, L.P.(2)......................       7,418,471             8.9%        8.0%
  c/o Baker Capital Partners, LLC
  540 Madison Avenue
  New York, NY 10022
George H. Conrades(3)...................................       6,557,402             8.0%        7.3%
Entities affiliated with Polaris Venture Management Co.
  II, L.L.C.(4).........................................       6,507,037             7.9%        7.2%
  1000 Winter Street
  Suite 3350
  Waltham, MA 02451
Arthur H. Bilger(5).....................................       1,883,684             2.3%        2.1%
Todd A. Dagres(6).......................................      10,030,012            12.2%       11.1%
  c/o Battery Ventures IV, L.P.
  20 William Street
  Wellesley, MA 02481
Terrance G. McGuire(7)..................................       6,507,037             7.9%        7.2%
  c/o Polaris Venture Management Co. II, L.L.C.
  1000 Winter Street
  Suite 3350
  Waltham, MA 02451
Edward W. Scott(8)......................................       7,418,471             8.9%        8.0%
  c/o Baker Capital Partners, LLC
  540 Madison Avenue
  New York, NY 10022
All executive officers and directors as a group (15
  persons)(9)...........................................      59,281,399            70.2%       64.2%

------------

 (1) Includes 154,304 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC.

 (2) Includes 1,843,007 shares issuable upon the exercise of options and warrants exercisable within 60 days after September 30, 1999.

 (3) Includes 1,485,000 shares held by Lawrence T. Warble, Trustee Under Agreement Dated August 10, 1999, and 8,694 shares issuable upon the exercise of warrants exercisable within 60 days after September 30, 1999. Excludes shares held by entities affiliated with Polaris Venture Management Co. II, L.L.C., of which Mr. Conrades is a general partner.

 (4) Represents 6,226,051 shares held by Polaris Venture Partners II L.P., 147,462 shares held by Polaris Venture Partners Founders' Fund II L.P., 130,356 shares issuable upon exercise of warrants held by Polaris Venture Partners II L.P. and exercisable within 60 days after September 30, 1999 and 3,168 shares issuable upon the exercise of warrants held by Polaris Venture Partners Founders' Fund II L.P. and exercisable within 60 days after September 30, 1999. Polaris Venture Management Co. II, L.L.C. is the general partner of Polaris Venture Partners and Polaris Venture Founders' Fund II L.P.

 (5) Represents 594,000 shares held by the Arthur H. Bilger 1996 Family Trust, 1,218,674 shares held by ADASE Partners, L.P., 57,660 shares held by AT Investors LLC and 13,350 shares issuable upon the exercise of warrants held by AT Investors LLC and exercisable within 60 days after September 30, 1999. Mr. Bilger, a director of Akamai, is the managing member of the general partner of ADASE Partners, L.P. and managing member of AT Investors LLC. Mr. Bilger disclaims beneficial ownership of the shares held by the Arthur H. Bilger 1996 Family Trust, ADASE Partners, L.P. and AT Investors LLC except to the extent of his pecuniary interest in those entities. Excludes shares held by Baker Communications Fund, L.P., of which Mr. Bilger is a limited partner.

 (6) Represents 9,875,708 shares held by Battery Ventures IV, L.P. and 154,304 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC. Todd A. Dagres, a director of Akamai, is a general partner of Battery Ventures IV, L.P. Mr. Dagres disclaims beneficial ownership of the shares held by Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC except to the extent of his pecuniary interest in those entities.

 (7) Represents 6,226,051 shares held by Polaris Venture Partners II L.P., 147,462 shares held by Polaris Venture Partners Founders' Fund II L.P., 130,356 shares issuable upon exercise of warrants held by Polaris Venture Partners II L.P. and exercisable within 60 days after September 30, 1999 and 3,168 shares issuable upon the exercise of warrants held by Polaris Venture Partners Founders' Fund II L.P. and exercisable within 60 days after September 30, 1999. Polaris Venture Management Co. II, L.L.C. is the general partner of Polaris Venture Partners II L.P. and Polaris Venture Partners Founders' Fund II L.P. Terrance G. McGuire, a director of Akamai, is a general partner of Polaris Venture Management Co. II, L.L.C. Mr. McGuire disclaims beneficial ownership of the shares held by Polaris Venture Partners II L.P. and Polaris Venture Partners Founders' Fund II L.P. except to the extent of his pecuniary interest in those entities.

 (8) Represents 5,575,464 shares held by Baker Communications Fund, L.P. and 1,843,007 shares issuable upon the exercise of options and warrants held by Baker Communications Fund, L.P. and exercisable within 60 days after September 30, 1999. Baker Capital Partners, LLC is general partner of Baker Communications Fund, L.P. Edward W. Scott, a director of Akamai, is a general partner of Baker Communications Fund, L.P. Mr. Scott disclaims beneficial ownership of the shares held by Baker Communications Fund, L.P. except to the extent of his pecuniary interest in Baker Communications Fund, L.P.

 (9) Includes 2,006,957 shares issuable upon the exercise of options and warrants exercisable within 60 days after September 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     After this offering, the authorized capital stock of Akamai will consist of 300,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 1999, there were outstanding:

     - 44,832,810 shares of common stock held by 101 stockholders of record; and


     - options and warrants to purchase an aggregate of 14,220,089 shares of common stock.



     Upon completion of this offering and the conversion of all outstanding shares of preferred stock into common stock, there will be 90,351,851 shares of common stock outstanding.


COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Akamai, the holders of common stock are entitled to receive ratably the net assets of Akamai available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which Akamai may designate and issue in the future.

PREFERRED STOCK

     Our Board of Directors will be authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board will have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board's ability to issue preferred stock will provide desirable flexibility in connection with possible acquisitions and other corporate purposes and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock. We have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND OUR CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     Akamai is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Akamai's certificate of incorporation and by-laws to be effective on the closing of this offering provide:

     - That the Board of Directors be divided into three classes, as nearly equal in size as possible, with no class having more than one director more than any other class, with staggered three-year terms;

     - That directors may be removed only for cause by the vote of the holders of at least 66% of the shares of our capital stock entitled to vote; and

     - That any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office.

     The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, Akamai.

     The certificate of incorporation and by-laws to be effective on the closing of this offering also provide that, after the closing of this offering:

     - Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

     - Special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the President, or by the Board of Directors. Our by-laws will also provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us.

     These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders meeting, and not by written consent.

     Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our by-laws may be amended or repealed by a majority vote of the Board of Directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. Changes to our by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the Board of Directors require the vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be then outstanding.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that our directors and officers shall be indemnified by us except to the extent prohibited by Delaware law. This indemnification covers all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or to our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 90,441,851 shares of common stock outstanding, assuming no exercise of outstanding options. Of these shares, the shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 82,441,851 shares of common stock are "restricted securities" under Rule 144. Generally, restricted securities that have been owned for at least two years may be sold immediately after the completion of this offering and restricted securities that have been owned for at least one year may be sold 90 days after the completion of this offering.


SALES OF RESTRICTED SHARES

     In general, under Rule 144, stockholders, including our affiliates, who have beneficially owned shares for at least one year are entitled to sell, within any three-month period, a number of these shares that does not exceed the greater of one percent of the then outstanding shares of common stock and the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

     Under Rule 144(k), a stockholder who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may sell these shares without compliance with the foregoing requirements. In meeting the holding periods described above, a stockholder can include the holding periods of a prior owner who was not an affiliate. The holding periods described above do not begin until the stockholder pays the full purchase price or other consideration. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be sold beginning 90 days after the date of this prospectus by stockholder other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

STOCK OPTIONS

     At September 30, 1999, approximately 12,000 shares of common stock were issuable pursuant to vested options granted under our 1998 Stock Incentive Plan, none of which shares are subject to lock-up agreements with the underwriters.


     We intend to file a registration statement on Form S-8 under the Securities Act within 180 days after the date of this prospectus, to register up to 15,114,900 shares of common stock issuable under our 1998 Stock Incentive Plan, including the 11,236,650 shares of common stock subject to outstanding options as of September 30, 1999. We expect this registration statement to become effective upon filing.


LOCK-UP AGREEMENTS

     Akamai and our executive officers, directors and other securityholders have entered into lock-up agreements with the underwriters. Without the prior written consent of Morgan Stanley & Co. Incorporated, none of us will, during the period ending 180 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exchangeable for common stock, or
(2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, regardless of whether any such transactions described in clause (1) or (2) of this paragraph is to be settled by delivery of such common stock or such other securities, in cash or otherwise. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed not to consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated except that we may, without consent, grant options and sell shares pursuant to our stock plans.


     The underwriters intend to enter into similar lock-up agreements for up to 180 days with those individuals and entities who purchase approximately 89% of the shares under our directed share program.


REGISTRATION RIGHTS

     After this offering, the holders of approximately 68,463,019 shares of common stock and the holders of warrants to purchase approximately 2,077,191 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of common stock. Additionally, they are entitled to demand registration rights pursuant to which they may require us on up to five occasions to file a registration statement under the Securities Act at our expense. We are required to use our best efforts to effect any such registration. These registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following an offering of our securities pursuant to a registration statement in connection with an underwritten public offering, including this offering. Further, holders may require us to file registration statements on Form S-3 at our expense. These registration rights are subject to our right not to effect, no more than once during any 12-month period, a requested registration if the registration would interfere with an unforeseen securities or business transaction.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in the underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Smith Barney Inc....................................
Thomas Weisel Partners LLC..................................
                                                              ---------
          Total.............................................  8,000,000
                                                              =========

     The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered in this offering are subject to customary closing conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered in this offering, other than those covered by the over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and part to dealers at a price that represents
a concession not in excess of $          per share under the initial public
offering price. Any underwriters may allow, and the dealers may reallow, a
concession not in excess of $          per share to other underwriters or to
other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,200,000 additional shares of common stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with this offering of common stock. To the extent this over-allotment option is exercised, each underwriter will become obligated, subject to other conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 2,600,000 shares of common stock offered in this offering under a directed share program. We currently expect that 300,000 of these shares will be offered to directors, officers, employees, business associates and related persons of Akamai, and that 1,900,000 of these shares will be offered to Internet-related companies, including strategic network, technology and content providers, with whom we have or may seek to establish a business relationship. We currently expect the remaining 400,000 shares under the directed share program to be offered to Baker Communications Fund, L.P., one of our stockholders. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals or entities purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by the Prospectus for this offering.

     We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "AKAM."

     Akamai, our directors and executive officers and substantially all other stockholders are expected to agree that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, he, she or it will not, directly or indirectly:

     - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - Enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     We and the underwriters have agreed to indemnify each other against liabilities in connection with this offering, including liabilities under the Securities Act.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 56 filed public offerings of equity securities, of which 31 have been completed, and has acted as a syndicate member in an additional 27 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the shares of common stock. Consequently, the public offering price for the shares of common stock will be determined by negotiations between Akamai and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

     - Our record of operations, our current financial position and future prospects;

     - The experience of our management;

     - Sales, earnings and other financial and operating information in recent periods; and

     - The price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

     The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS


     The financial statements as of December 31, 1998 and for the period from inception (August 20, 1998) to December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that we have filed. You may inspect the registration statement, including exhibits, without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. You may inspect and copy the same at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of this material at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                           AKAMAI TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Financial Statements:
  Report of Independent Accountants.........................  F-2
  Balance Sheets............................................  F-3
  Statements of Operations..................................  F-5
  Statements of Convertible Preferred Stock and
     Stockholders' Deficit..................................  F-6
  Statements of Cash Flows..................................  F-7
  Notes to Financial Statements.............................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Akamai Technologies, Inc.:


     In our opinion, the accompanying balance sheet and the related statements of operations, cash flows and convertible preferred stock and stockholders' deficit present fairly in all material respects, the financial position of Akamai Technologies, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the period from inception (August 20, 1998) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 10, 1999, except as to the stock
split described in Note 8 which is as of September 8, 1999

                           AKAMAI TECHNOLOGIES, INC.

                                 BALANCE SHEETS


                                                                                               PRO FORMA
                                                              DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1998           1999            1999
                                                              ------------   -------------   -------------
                                                                                       (NOTE 2)
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 6,579,909    $ 91,758,732    $ 91,758,732
  Short-term investments....................................      224,880         224,880         224,880
  Accounts receivable.......................................           --         553,804         553,804
  Prepaid expenses and other current assets.................       56,589       1,043,858       1,043,858
                                                              -----------    ------------    ------------
         Total current assets...............................    6,861,378      93,581,274      93,581,274
Property and equipment, net (Note 4)........................    1,522,980      12,793,579      12,793,579
Other assets................................................           --       3,126,179       3,126,179
Intangible assets, net......................................      481,282         446,391         446,391
                                                              -----------    ------------    ------------
         Total assets.......................................  $ 8,865,640    $109,947,423    $109,947,423
                                                              ===========    ============    ============
          LIABILITIES, CONVERTIBLE PREFERRED STOCK
             AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................  $   665,483    $  6,158,376    $  6,158,376
  Accrued payroll and benefits..............................       27,514       2,192,317       2,192,317
  Accrued interest..........................................           --         904,110         904,110
  Current portion of obligations under capital lease and
    equipment loan..........................................       12,350         480,309         480,309
                                                              -----------    ------------    ------------
         Total current liabilities..........................      705,347       9,735,112       9,735,112
Obligations under capital leases and equipment loan, net of
  current portion...........................................       24,859         838,041         838,041
Senior subordinated notes (Note 5)..........................           --      11,416,562      11,416,562
                                                              -----------    ------------    ------------
         Total long-term liabilities........................       24,859      12,254,603      12,254,603
                                                              -----------    ------------    ------------
         Total liabilities..................................      730,206      21,989,715      21,989,715
                                                              -----------    ------------    ------------

Convertible preferred stock:
Series A convertible preferred stock; $0.01 par value;
  1,100,000 shares authorized, 1,100,000 issued and
  outstanding at December 31, 1998 and September 30, 1999,
  no shares issued and outstanding pro forma September 30,
  1999 (liquidation preference $8,360,000 at September 30,
  1999).....................................................    8,283,758       8,296,667              --
Series B convertible preferred stock; $0.01 par value;
  1,327,500 shares authorized, 1,327,500 issued and
  outstanding at September 30, 1999; no shares issued and
  outstanding pro forma September 30, 1999 (liquidation
  preference $20,723,407 at September 30, 1999).............           --      20,609,708              --
Series C convertible preferred stock; $0.01 par value;
  145,195 shares authorized, none issued and outstanding at
  September 30, 1999; no shares issued and outstanding pro
  forma September 30, 1999..................................           --              --              --
Series D convertible preferred stock; $0.01 par value;
  685,194 shares authorized, 685,194 issued and outstanding
  at September 30, 1999; no shares issued and outstanding
  pro forma September 30, 1999 (liquidation preference
  $12,771,233 at September 30, 1999)........................           --      12,747,589              --
Series E convertible preferred stock; $0.01 par value;
  1,867,480 shares authorized, 1,867,480 issued and
  outstanding at September 30, 1999; no shares issued and
  outstanding pro forma September 30, 1999 (liquidation
  preference $49,591,503 at September 30, 1999).............           --      49,558,067              --
Series F convertible preferred stock; $0.01 par value;
  985,545 shares authorized, 985,545 issued and outstanding
  at September 30, 1999; no shares issued and outstanding
  pro forma September 30, 1999 (liquidation preference
  $15,032,872 at September 30, 1999)........................           --      15,020,545              --
                                                              -----------    ------------    ------------
         Total convertible preferred stock (Note 7).........    8,283,758     106,232,576              --
                                                              -----------    ------------    ------------

                                                                                               PRO FORMA
                                                              DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1998           1999            1999
                                                              ------------   -------------   -------------
                                                                                       (NOTE 2)
                                                                                      (UNAUDITED)
Commitments and contingencies (Note 6)
Stockholders' equity (deficit) (Note 8):
  Common stock, $0.01 par value; 300,000,000 shares
    authorized; 34,565,310 issued and outstanding at
    December 31, 1998; 44,832,810 shares issued and
    outstanding at September 30, 1999; 82,351,851 shares
    issued and outstanding pro forma September 30, 1999.....      345,653         448,328         823,519
  Additional paid-in capital................................    2,034,248      48,106,288     153,963,673
  Notes receivable from officers for stock..................           --      (5,723,500)     (5,723,500)
  Deferred compensation.....................................   (1,505,975)    (31,759,351)    (31,759,351)
  Accumulated deficit.......................................   (1,022,250)    (29,346,633)    (29,346,633)
                                                              -----------    ------------    ------------
         Total stockholders' equity (deficit)...............     (148,324)    (18,274,868)     87,957,708
                                                              -----------    ------------    ------------
         Total liabilities, convertible preferred stock and
           stockholders' equity (deficit)...................  $ 8,865,640    $109,947,423    $109,947,423
                                                              ===========    ============    ============


    The accompanying notes are an integral part of the financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS


                                                                PERIOD FROM
                                                                 INCEPTION
                                                             (AUGUST 20, 1998)        NINE-MONTH
                                                                  THROUGH            PERIOD ENDED
                                                             DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                             -----------------    ------------------
                                                                                     (UNAUDITED)

Revenue....................................................     $        --          $  1,287,145
                                                                -----------          ------------
Operating expenses:
  Cost of service..........................................          30,623             4,533,153
  Engineering and development..............................         228,553             5,373,737
  Sales, general and administrative........................         435,283            12,075,257
  Equity related compensation..............................         205,617             7,618,757
                                                                -----------          ------------
          Total operating expenses.........................         900,076            29,600,904
                                                                -----------          ------------
Operating loss.............................................        (900,076)          (28,313,759)
Interest income............................................          19,993             1,336,401
Interest expense...........................................         (10,407)           (1,347,025)
                                                                -----------          ------------
Net loss...................................................        (890,490)          (28,324,383)
Dividends and accretion to preferred stock redemption
  value....................................................              --             1,644,826
                                                                -----------          ------------
Net loss attributable to common stockholders...............     $  (890,490)         $(29,969,209)
                                                                ===========          ============
Basic and diluted net loss per share.......................     $     (0.06)         $      (1.47)
Weighted average common shares outstanding.................      15,014,868            20,444,669
Pro forma basic and diluted net loss per share
  (unaudited)..............................................     $     (0.05)         $      (0.59)
Pro forma weighted average common shares outstanding
  (unaudited)..............................................      19,262,156            48,368,795


    The accompanying notes are an integral part of the financial statements.

                           AKAMAI TECHNOLOGIES, INC.

      STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT


      FOR THE PERIOD FROM INCEPTION (AUGUST 20, 1998) TO DECEMBER 31, 1998


         AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (UNAUDITED)


                         SERIES A CONVERTIBLE     SERIES B CONVERTIBLE     SERIES D CONVERTIBLE     SERIES E CONVERTIBLE
                           PREFERRED STOCK           PREFERRED STOCK          PREFERRED STOCK          PREFERRED STOCK
                        ----------------------   -----------------------   ---------------------   -----------------------
                         SHARES       AMOUNT      SHARES       AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT
                        ---------   ----------   ---------   -----------   -------   -----------   ---------   -----------
Issuance of common
 stock to founders....
Issuance of common
 stock for technology
 license..............
Sales of restricted
 common stock.........
Sale of Series A
 convertible preferred
 stock................  1,100,000   $8,283,758
Amortization of
 deferred
 compensation.........
Net loss..............
                        ---------   ----------
Balance at December
 31, 1998.............  1,100,000    8,283,758
Sale of restricted
 common stock.........
Sale of restricted
 common stock in
 exchange for notes...
Sale of Series B
 convertible preferred
 stock................                           1,327,500   $19,875,115
Sale of Series D
 convertible preferred
 stock................                                                     685,194   $12,475,000
Sale of Series E
 convertible preferred
 stock................                                                                             1,867,480    48,966,282
Sale of Series F
 convertible preferred
 stock................
Dividends and
 accretion to
 preferred stock
 redemption value.....                  12,909                   734,593                 272,589                   591,785
Issuance of
 warrants.............
Deferred compensation
 related to grant of
 stock options........
Amortization of
 deferred
 compensation.........
Issuance of common
 stock upon exercise
 of stock options.....
Net loss..............
                        ---------   ----------   ---------   -----------   -------   -----------   ---------   -----------
Balance at September
 30, 1999.............  1,100,000   $8,296,667   1,327,500   $20,609,708   685,194   $12,747,589   1,867,480   $49,558,067
                        =========   ==========   =========   ===========   =======   ===========   =========   ===========

                        SERIES F CONVERTIBLE
                           PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                        ---------------------   ---------------------     PAID-IN       DEFERRED        NOTES      ACCUMULATED
                        SHARES      AMOUNT        SHARES      AMOUNT      CAPITAL     COMPENSATION   RECEIVABLE      DEFICIT
                        -------   -----------   ----------   --------   -----------   ------------   -----------   ------------
Issuance of common
 stock to founders....                          29,646,000   $296,460                                              $   (131,760)
Issuance of common
 stock for technology
 license..............                             682,110      6,821   $  281,179
Sales of restricted
 common stock.........                           4,237,200     42,372    1,753,069    $ (1,711,591)
Sale of Series A
 convertible preferred
 stock................
Amortization of
 deferred
 compensation.........                                                                     205,616
Net loss..............                                                                                                 (890,490)
                                                ----------   --------   -----------   ------------                 ------------
Balance at December
 31, 1998.............                          34,565,310    345,653    2,034,248      (1,505,975)                  (1,022,250)
Sale of restricted
 common stock.........                           1,980,000     19,800      895,200        (622,500)
Sale of restricted
 common stock in
 exchange for notes...                           7,840,000     78,400   20,985,090     (15,339,990)  $(5,723,500)
Sale of Series B
 convertible preferred
 stock................
Sale of Series D
 convertible preferred
 stock................
Sale of Series E
 convertible preferred
 stock................
Sale of Series F
 convertible preferred
 stock................  985,545    14,987,595
Dividends and
 accretion to
 preferred stock
 redemption value.....                 32,950                           (1,644,826)
Issuance of
 warrants.............                                                   3,901,828
Deferred compensation
 related to grant of
 stock options........                                                  21,909,643     (21,909,643)
Amortization of
 deferred
 compensation.........                                                                   7,618,757
Issuance of common
 stock upon exercise
 of stock options.....                             447,500      4,475       25,105
Net loss..............                                                                                              (28,324,383)
                        -------   -----------   ----------   --------   -----------   ------------   -----------   ------------
Balance at September
 30, 1999.............  985,545   $15,020,545   44,832,810   $448,328   $48,106,288   $(31,759,351)  $(5,723,500)  $(29,346,633)
                        =======   ===========   ==========   ========   ===========   ============   ===========   ============


                            TOTAL
                        SHAREHOLDERS'
                           DEFICIT
                        -------------
Issuance of common
 stock to founders....  $    164,700
Issuance of common
 stock for technology
 license..............       288,000
Sales of restricted
 common stock.........        83,850
Sale of Series A
 convertible preferred
 stock................
Amortization of
 deferred
 compensation.........       205,616
Net loss..............      (890,490)
                        ------------
Balance at December
 31, 1998.............      (148,324)
Sale of restricted
 common stock.........       292,500
Sale of restricted
 common stock in
 exchange for notes...            --
Sale of Series B
 convertible preferred
 stock................
Sale of Series D
 convertible preferred
 stock................
Sale of Series E
 convertible preferred
 stock................
Sale of Series F
 convertible preferred
 stock................
Dividends and
 accretion to
 preferred stock
 redemption value.....    (1,644,826)
Issuance of
 warrants.............     3,901,828
Deferred compensation
 related to grant of
 stock options........            --
Amortization of
 deferred
 compensation.........     7,618,757
Issuance of common
 stock upon exercise
 of stock options.....        29,580
Net loss..............   (28,324,383)
                        ------------
Balance at September
 30, 1999.............  $(18,274,868)
                        ============


    The accompanying notes are an integral part of the financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS


                                                           PERIOD FROM INCEPTION    NINE-MONTH PERIOD
                                                             (AUGUST 20, 1998)            ENDED
                                                           THROUGH DECEMBER 31,       SEPTEMBER 30,
                                                                   1998                   1999
                                                           ---------------------    -----------------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss...............................................       $  (890,490)          $(28,324,383)
  Adjustments to reconcile net loss to net cash from
     operating activities:
     Depreciation and amortization.......................            50,069              1,579,111
     Amortization of discount on senior subordinated
       notes and equipment loan..........................                --                339,939
     Amortization of deferred compensation...............           205,617              7,618,757
     Loss on disposal of fixed asset.....................                --                 33,006
     Changes in operating assets and liabilities:
       Accounts receivable...............................                --               (553,804)
       Prepaid expenses and other assets.................           (56,588)            (4,119,218)
       Accounts payable and accrued expenses.............           692,997              8,561,806
                                                                -----------           ------------
Net cash provided by (used in) operating activities......             1,605            (14,864,786)
                                                                -----------           ------------
Cash flows from investing activities:
  Purchases of property and equipment....................        (1,522,981)           (12,767,684)
  Purchases of short-term investments....................          (224,880)                    --
                                                                -----------           ------------
Net cash used in investing activities....................        (1,747,861)           (12,767,684)
                                                                -----------           ------------
Cash flows from financing activities:
  Proceeds from equipment financing loan.................                --              1,500,000
  Payment on capital leases and equipment financing
     loan................................................            (3,943)              (284,779)
  Proceeds from the issuance of senior subordinated
     notes, net..........................................                --             14,970,000
  Proceeds from issuance of Series A convertible
     preferred stock, net................................         8,283,758                     --
  Proceeds from issuance of Series B convertible
     preferred stock, net................................                --             19,875,115
  Proceeds from issuance of Series D convertible
     preferred stock, net................................                --             12,475,000
  Proceeds from issuance of Series E convertible
     preferred stock, net................................                --             48,966,282
  Proceeds from issuance of Series F convertible
     preferred stock, net................................                --             14,987,595
  Proceeds from exercise of stock options................                --                 29,580
  Proceeds from issuance of restricted common stock......            46,350                292,500
                                                                -----------           ------------
Net cash provided by financing activities................         8,326,165            112,811,293
                                                                -----------           ------------
Net increase in cash and equivalents.....................         6,579,909             85,178,823
Cash and cash equivalents, beginning of the period.......                --              6,579,909
                                                                -----------           ------------
Cash and cash equivalents, end of the period.............       $ 6,579,909           $ 91,758,732
                                                                ===========           ============


    The accompanying notes are an integral part of the financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)


1.  NATURE OF BUSINESS:

     Akamai Technologies, Inc. ("Akamai" or the "Company") provides a global delivery service for Internet content that improves Web site speed and reliability and protects against Web site crashes due to demand overloads. The Company's FreeFlow service, which is marketed to large businesses and to other businesses with an internet focus, delivers customers' web content through a worldwide server network by locating the content geographically closer to their users.


     The Company has experienced substantial net losses since its inception and, as of September 30, 1999, had an accumulated deficit of $29.3 million. Such losses and accumulated deficit resulted from the Company's lack of substantial revenue and costs incurred in the development of the Company's service and in the establishment of the Company's network. For the foreseeable future, the Company expects to continue to experience significant growth in its operating expenses in order to execute its current business plan, particularly engineering and development and sales, general and administrative expenses.


     The Company has a single operating segment, Internet content delivery service. The Company has no organizational structure dictated by product lines, geography or customer type. All revenue earned to date have been generated from U.S. based customers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH AND CASH EQUIVALENTS

     Cash equivalents consist of cash held in bank deposit accounts and short-term investments with remaining maturities of three months or less at the date of purchase.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of three to five years. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. Property and equipment acquired under capital lease is depreciated over the shorter of related lease terms or the useful life of the asset. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

  INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of acquired license rights to content delivery technology. Intangible assets are amortized using the straight-line method over ten years, based on the estimated useful life. The carrying value of the intangible assets is reviewed on a quarterly basis for the existence of facts or circumstances both internally and externally that may suggest impairment. To date, no such impairment has occurred. The Company determines whether an impairment has occurred based on gross expected future cash flows and measures the amount of the impairment based on the related future estimated discounted cash flows. The cash flow estimates used to determine the impairment, if any, contain management's best estimates, using appropriate and customary assumptions and projections at that time.

  REVENUE RECOGNITION

     The Company derives revenue from the sale of its FreeFlow service under contracts with terms typically ranging from three to 12 months. The Company recognizes revenue based on fees for the amount of Internet content delivered through the Company's service. These contracts also provide for minimum monthly fees. Revenue may also be derived from one-time implementation fees which are recognized ratably over the period of the related contracts.

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)


  COSTS OF SERVICE

     Cost of service consists of depreciation of network equipment used in providing the Company's FreeFlow service, fees paid to network providers for bandwidth and monthly fees for housing the Company's servers in third-party network data centers. The Company enters into contracts for bandwidth with third-party network providers with terms typically ranging from six months to three years. These contracts commit the Company to minimum monthly fees plus additional fees for bandwidth usage above the contracted level. Under the Akamai accelerated networks program, the Company provides Akamai servers without charge to smaller Internet service providers which, in turn, provide the Company with rack space for the Company's servers and bandwidth to deliver content. The Company does not recognize as revenue any value to the Internet service providers associated with the use of the Company's servers and does not expense the value of the rack space and bandwidth received.

  STOCK-BASED COMPENSATION


     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123.


  ENGINEERING AND DEVELOPMENT COSTS

     Engineering and development costs consist primarily of salaries and related personnel costs for the design, deployment, testing and enhancement of the Company's service and the Company's network.

     Costs incurred in the engineering and development of the Company's service are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by SFAS No. 86, "Accounting for the costs of Computer Software to be Sold, Leased, or Otherwise Marketed") and capitalized thereafter. The Company also has adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for capitalization under SFAS No. 86 and SOP 98-1 have been insignificant to date.

  USE OF ESTIMATES

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in these financial statements include valuation of deferred tax assets and useful lives of depreciable assets.

  CONCENTRATIONS OF CREDIT RISK


     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At December 31, 1998 and September 30, 1999, the Company had cash balances at certain financial institutions in excess of federally insured limits. However,

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)


the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.


     As of September 30, 1999, four customers accounted for 33%, 26%, 17% and 13% of accounts receivable. Three of these customers also accounted for 45%, 18% and 11% of total revenue for the nine-month period ended September 30, 1999.


  INCOME TAXES

     Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not some or all of the deferred tax assets will not be realized.

  FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate their fair values at December 31, 1998 and September 30, 1999.


  OTHER COMPREHENSIVE INCOME


     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive loss is equal to net loss, for the period from inception (August 20, 1998) to December 31, 1998 and the nine-month period ended September 30, 1999.


  RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," in fiscal year 2001.


  INTERIM FINANCIAL STATEMENTS (UNAUDITED)



     Data and information as of September 30, 1999 and for the nine months ended September 30, 1999 is unaudited. In the opinion of Akamai's management, the September 30, 1999 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the nine-month period ended September 30, 1999 are not necessarily indicative of the results of operations for the year ending December 31, 1999.


  PRO FORMA BALANCE SHEET (UNAUDITED)


     Upon the closing of the Company's initial public offering, all of the outstanding shares of convertible preferred stock as of September 30, 1999 will automatically convert into approximately 37,519,041 shares of

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)



common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of all shares of convertible preferred stock into common stock at September 30, 1999. All references to pro forma information in the notes to the financial statements are unaudited.


3.  NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE:


     Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common stock. Potential common stock consists of convertible preferred stock, unvested restricted common stock, stock options and warrants. During the period from inception (August 20, 1998) to December 31, 1998 and the nine-month period ended September 30, 1999, options to purchase 1,287,000 and 11,236,650 shares of common stock, respectively, unvested restricted common stock of 18,049,104 and 20,268,742, respectively, preferred stock convertible into 19,800,000 and 37,519,041 shares of common stock, respectively, and warrants to purchase none and 2,075,100 shares of common stock, respectively, were excluded from the calculation of earnings per share since their inclusion would be antidilutive. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance. Accordingly, net loss has not been adjusted for the accrued dividends for preferred stock in the calculation of pro forma loss per share.


     The following is a calculation of pro forma net loss per share (unaudited):


                                                             PERIOD
                                                         FROM INCEPTION      NINE-MONTH PERIOD
                                                      (AUGUST 20, 1998) TO         ENDED
                                                       DECEMBER 31, 1998     SEPTEMBER 30, 1999
                                                      --------------------   ------------------
Basic and diluted:
Net loss............................................      $  (890,490)          $(28,324,383)
                                                          ===========           ============

Weighted average number of common shares............       15,014,868             20,444,669

Weighted average assumed number of common shares
  upon conversion of preferred stock................        4,247,288             27,924,126
                                                          -----------           ------------
Total weighted average number of shares used in
  computing pro forma net loss per share............       19,262,156             48,368,795
                                                          ===========           ============
Basic and diluted pro forma net loss per common
  share.............................................      $     (0.05)          $      (0.59)
                                                          ===========           ============

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)


4.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:


                                                                                  ESTIMATED
                                               DECEMBER 31,    SEPTEMBER 30,        USEFUL
                                                   1998            1999         LIVES IN YEARS
                                               ------------    -------------    --------------
Computer and networking equipment............   $1,384,582      $12,415,007           3
Purchased software...........................           --          332,568           3
Furniture and fixtures.......................      104,942          711,027           5
Office equipment.............................       44,608          429,257           3
Leasehold improvements.......................       30,000          478,966           5
                                                ----------      -----------
                                                 1,564,132       14,366,825
Accumulated depreciation and amortization....      (41,152)      (1,573,246)
                                                ----------      -----------
Property and equipment, net..................   $1,522,980      $12,793,579
                                                ==========      ===========



     Depreciation and amortization expense on property and equipment for the period from inception (August 20, 1998) to December 31, 1998 and the nine-month period ended September 30, 1999 was $41,152 and $1,538,450, respectively.


     Equipment under capital leases at:


                                               DECEMBER 31,    SEPTEMBER 30,     DEPRECIABLE
                                                   1998            1999         LIVES IN YEARS
                                               ------------    -------------    --------------
Office equipment.............................    $40,056         $114,427             3
Accumulated amortization.....................     (1,873)         (17,711)
                                                 -------         --------
Capital leases, net..........................    $38,183         $ 96,716
                                                 =======         ========


5.  SENIOR SUBORDINATED NOTES:


     During April 1999, Akamai entered into note and warrant purchase agreements with private investors. Under the agreements, Akamai issued 15% subordinated demand notes payable in the aggregate amount of $15,000,000 due in May 2004. In connection with the notes, the Company also issued warrants to purchase an aggregate of 2,002,836 shares of common stock at $2.50 per share in exchange for cash. These warrants expire in May 2004. The fair value of the warrants at the time of issuance was estimated to be approximately $3,876,477, which was recorded as additional paid-in capital and reduced the carrying value of the notes. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, volatility of 100%, risk free interest rate of 5.1% and an expected life of five years. The discount on the notes is being amortized over the term of the notes. For the nine months ended September 30, 1999, interest expense of $323,039 related to the fair value of the warrants was recognized.


6.  COMMITMENTS:

  LEASES


     The Company leases its facilities and certain equipment under operating leases. Rent expense for the period from inception (August 20, 1998) to December 31, 1998 was $36,023. The leases expire at various dates through April 30, 2004 and generally require the payment of real estate taxes, insurance, maintenance and operating costs. The Company also leases certain equipment under capital leases. The minimum

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)



aggregate future obligations under noncancelable leases and equipment loans as of December 31, 1998 are as follows:



                                                                             CAPITAL
                                                                              LEASES
                                                                            (INCLUDING
                                                              OPERATING     EQUIPMENT
YEAR ENDING                                                     LEASES        LOAN)
-----------                                                   ----------    ----------
1999........................................................  $  232,098    $   16,641
2000........................................................     217,124        16,641
2001........................................................     217,124        12,323
2002........................................................     217,124            --
2003........................................................      72,375            --
                                                              ----------    ----------
Total.......................................................  $  955,845        45,605
                                                              ==========
Less interest...............................................                    (8,396)
                                                                            ----------
Total principal obligation..................................                    37,209
Less current portion........................................                   (12,350)
                                                                            ----------
Noncurrent portion of principal obligation..................                $   24,859
                                                                            ==========



     During the nine months ended September 30, 1999, the Company entered into additional operating leases that expire at various dates through January 17, 2006. As a result, for the years ending December 31, 2000, 2001 and 2002, minimum future obligations under noncancelable leases are approximately $4,437,000, $5,113,000 and $5,261,000, respectively. The Company also obtained additional equipment under capital leases and an equipment loan during the nine months ended September 30, 1999. As a result, minimum future obligations under capital leases and the equipment loan for the years ending December 31, 2000, 2001 and 2002 are $594,000, $590,000 and $173,000, respectively.


  EQUIPMENT LOAN


     The Company received an equipment loan from its bank for $1.5 million on January 26, 1999. The equipment loan is repayable in monthly installments of $46,318 for 36 months, with a lump sum payment of $112,500 due in February 2002.



     In connection with the equipment loan, the Company issued warrants for the purchase of 72,264 shares of common stock at a purchase price of $0.42. The warrants were exercisable upon issuance and expire on January 26, 2002. The Company estimated the value of the warrants to be $25,351 at the date of issuance, which has been recorded as additional paid-in capital and reduced the carrying value of the equipment loan. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, volatility of 100%, risk free interest rate of 5.1% and an expected life of three years. The discount on the note is being amortized over the estimated life of the loan.


  BANDWIDTH USAGE AND CO-LOCATION COSTS


     The Company has commitments for bandwidth usage and co-location with various network service providers. For the years ending December 31, 1999, 2000, 2001 and 2002, the minimum commitments are approximately $4,701,600, $5,634,000, $3,385,000, and $1,149,000, respectively. Some of these agreements may be amended to either increase or decrease the minimum commitments during the life of the contract.

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)


7.  CONVERTIBLE PREFERRED STOCK:


     The authorized capital stock of the Company consists of (i) 300,000,000 shares of voting common stock ("Common Stock") authorized for issuance with a par value of $0.01 and (ii) 10,000,000 shares of preferred stock with a par value of $0.01, of which 1,100,000 shares are designated as Series A convertible preferred stock ("Series A preferred stock"), 1,327,500 shares are designated as Series B convertible preferred stock ("Series B preferred stock"), 145,195 shares are designated as Series C convertible preferred stock ("Series C preferred stock"), 685,194 shares are designated as Series D convertible preferred stock ("Series D preferred stock"), 1,867,480 shares are designated as Series E convertible preferred stock ("Series E preferred stock") and 985,545 shares are designated as Series F convertible preferred stock ("Series F preferred stock").


  SERIES A CONVERTIBLE PREFERRED STOCK

     In November and December 1998, the Company issued 1,100,000 shares of Series A preferred stock at $7.60 per share to investors for total consideration of $8,283,758 (net of offering costs of $76,242).


     The holders of the Series A preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series A preferred stock convert. Dividends must be paid when dividends are declared on common stock. The Series A preferred stock is convertible at any time by the holders, at the then applicable conversion rate (1-to-1 on the date of issuance; 18.838-to-1 at September 30, 1999) adjusted for certain events including stock splits and dividends. The Series A preferred stock is redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series A preferred stock beginning November 23, 2003 if the Company has not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series A preferred stock are entitled to receive, out of funds then generally available, $7.60 per share, plus any declared and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock to which the Series A preferred stock is subordinate, holders of Series A preferred stock are then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.


  SERIES B CONVERTIBLE PREFERRED STOCK

     In April 1999, the Company issued 1,327,500 shares of Series B preferred stock at $15.066 per share to private investors for total consideration of $19,875,115 (net of offering costs of $125,000). In addition, the Company issued a warrant to purchase 145,195 shares of Series C preferred stock at an exercise price of $34.436 per share which expires at the earlier of (i) December 31, 1999 and (ii) the date immediately prior to the consummation of a qualified initial public offering.


     The holders of Series B preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series B preferred stock convert. Dividends accrue annually and are cumulative at a rate of 8% of the original purchase price of $15.066 per share, on a per share basis. Dividends will only be paid in the event of a liquidation or redemption, as defined. The Series B preferred stock is convertible at any time by the holders, at the then applicable conversion rate (1-to-1 on the date of issuance; 6-to-1 at September 30, 1999) adjusted for certain events including stock splits. The Series B preferred stock is redeemable, as defined, subject to the approval of the holders of 66% of the then outstanding shares of Series B preferred stock beginning April 16, 2004 if the Company has not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series B preferred stock are entitled to receive, out of funds then generally available, $15.066 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock to which the Series B preferred stock is subordinate, holders of Series B preferred stock are then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)


  SERIES C CONVERTIBLE PREFERRED STOCK


     In connection with the Series B preferred stock issuance, one holder of the Series B preferred stock received the option to purchase 145,195 shares of Series C preferred stock at the purchase price of $34.436 per share. The option to purchase the Series C preferred stock expires upon the earlier of an initial public offering or December 31, 1999. As of September 30, 1999, this option had not been exercised by the holder.



     The holders of the Series C preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series C preferred stock convert. Dividends accrue annually and are cumulative at a rate of 8% of the original purchase price of $34.436 per share, on a per share basis. Dividends will only be paid in the event of a liquidation or redemption. The Series C preferred stock is convertible at any time by the holders, at the then applicable conversion rate (1-to-1 on the date of issuance; 6.256-to-1 at September 30, 1999) adjusted for certain events including stock splits and dividends subject to the approval of the holders of 66% of the then outstanding shares of Series C preferred stock beginning April 5, 2003 if the Company has not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series C preferred stock are entitled to receive, out of funds generally available, $34.436 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock to which Series C is subordinate, holders of Series C preferred stock are then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.


  SERIES D CONVERTIBLE PREFERRED STOCK

     In June 1999, the Company issued 685,194 shares of Series D preferred stock at $18.243 per share to private investors for total consideration of $12,475,000 (net of offering costs of $25,000).


     The holders of Series D preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series D preferred stock convert. Dividends accrue annually and are cumulative at a rate of 8% of the original purchase price of $18.243 per share, on a per share basis. Dividends will be paid only in the event of a liquidation or redemption, as defined. The Series D preferred stock is convertible at any time by the holders, at the then applicable conversion rate (1-to-1 on the date of issuance; 6-to-1 at September 30, 1999) adjusted for certain events including stock splits and dividends. The Series D preferred stock is redeemable, as defined, subject to the approval of the holder of 66% of the then outstanding shares of Series D preferred stock.



     The holder of the Series D preferred stock is also a customer of the Company. In June 1999, the holder of the Series D preferred stock entered into a services agreement with the Company at customary rates. The aggregate minimum value of the services agreement is $12,360,000 through July 2000. Accounts receivable included $303,795 from this customer at September 30, 1999. Revenue recognized from this customer for the nine-month period ended September 30, 1999 was $303,795.



  SERIES E CONVERTIBLE PREFERRED STOCK



     In August 1999, the Company issued 1,867,480 shares of Series E preferred stock at $26.239 per share to a private investor for total consideration of $48,966,282 (net of offering costs of $34,526).



     The holders of Series E preferred stock have voting rights equivalent to the number of shares of common stock into which the shares of Series E preferred stock convert. Dividends accrue annually and are cumulative at a rate of 8% of the original purchase price of $26.239 per share, on a per share basis. Dividends will be paid only in the event of a liquidation or redemption. The Series E preferred stock is convertible at any time by the holders, at the then applicable conversion rate (currently 2-to-1) adjusted for certain events such as stock splits and dividends. The Series E preferred stock is redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series E preferred stock.

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)



  SERIES F CONVERTIBLE PREFERRED STOCK (UNAUDITED)



     In September 20, 1999, the Company issued 985,545 shares of Series F preferred stock at $15.22 per share to a private investor for total consideration of $14,987,595 (net of offering costs of $12,400).



     The holders of Series F preferred stock have voting rights equivalent to the number of shares of common stock into which the shares of Series F preferred stock convert. Dividends accrue annually and are cumulative at a rate of 8% of the original purchase price of $15.22 per share, on a per share basis. Dividends will be paid only in the event of a liquidation or redemption. The Series F preferred stock is convertible at any time by the holders, at the then applicable conversion rate (currently 1-to-1) adjusted for certain events such as stock splits and dividends. The Series F preferred stock is redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series F preferred stock.



     As of September 30, 1999, all outstanding shares of preferred stock will automatically convert into shares of common stock upon the closing of the anticipated public offering as follows:



                                                               SHARES OF
                                                              COMMON STOCK
                                                              ------------
Series A preferred stock....................................   20,722,372
Series B preferred stock....................................    7,965,000
Series C preferred stock....................................           --
Series D preferred stock....................................    4,111,164
Series E preferred stock....................................    3,734,960
Series F preferred stock....................................      985,545
                                                               ----------
                                                               37,519,041
                                                               ==========



8.  STOCKHOLDERS' DEFICIT:


  STOCK SPLIT

     On January 28, 1999, the Company effected a 3-for-1 stock split through a stock dividend of common stock. On May 25, 1999, the Company effected a 3-for-1 stock split through a stock dividend of common stock. On September 8, 1999 the Company effected a 2-for-1 stock split through a stock dividend of common stock. All references to preferred and common stock share and per share amounts including options and warrants to purchase common stock have been retroactively restated to reflect the stock splits.

  COMMON STOCK


     The common stockholders are entitled to one vote per share. At September 30, 1999, the Company had reserved 51,739,130 shares of common stock, for future issuance upon conversion of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock, Series F preferred stock and the exercise of warrants and stock options.


  NOTES RECEIVABLE FROM OFFICERS FOR STOCK


     In the connection with the issuance of restricted common stock, the Company received full recourse notes receivable from the Chief Executive Officer, President, Chief Financial Officer and the General Counsel of the Company in the amounts of $1,980,000, $500,000, $2,619,750 and $623,750, respectively. These notes bear interest at 5.3%, and are payable in full by March 26, 2009, May 18, 2009, July 23, 2009 and July 23, 2009, respectively.

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)



9.  STOCK PLANS:



  1998 OPTION PLAN



     In 1998, the Board of Directors adopted the 1998 Stock Incentive Plan (the "1998 Option Plan") for the issuance of incentive and nonqualified stock options and restricted stock awards. The number of shares of common stock reserved for issuance under the 1998 Option Plan is 28,755,600 shares. Options to purchase common stock and restricted stock awards are granted at the discretion of the Board of Directors.



     Under the terms of the 1998 Option Plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors but in no case may the exercise price be less than the statutory minimum. Vesting of options granted is at the discretion of the Board of Directors, which typically is four years.



     A restricted stock award provides for the issuance of common stock to directors, officers, consultants and other key personnel at prices determined by a Committee selected by the Board of Directors. Participants' unvested shares are subject to repurchase by the Company at the original purchase price for up to four years. Generally, 25% of the shares vest on the first anniversary of the date of purchase and, thereafter, the remaining shares vest on a quarterly basis through the fourth anniversary of the date of purchase. As of December 31, 1998 and September 30, 1999, the Company had the right to repurchase up to 3,283,200 and 10,039,000 unvested shares, respectively. Such shares may be repurchased at the original purchase prices ranging from $0.01 to $13.12 per share.



     A summary of activity under the Company's 1998 Option Plan for the period from inception (August 20, 1998) to December 31, 1998 and the nine-month period ended September 30, 1999 is presented below:



                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            EXERCISE
                                                                SHARES        PRICE
                                                              ----------    ---------
RESTRICTED STOCK AWARDS
Outstanding at inception....................................          --         --
  Issued....................................................   3,283,200      $0.02
  Repurchased...............................................          --         --
                                                              ----------      -----
Outstanding at December 31, 1998............................   3,283,200       0.02
  Issued....................................................   9,820,000       0.62
  Repurchased...............................................          --         --
                                                              ----------      -----
Outstanding at September 30, 1999...........................  13,103,200      $0.21
                                                              ==========      =====
Vested restricted common stock at September 30, 1999........   3,064,200      $0.12
                                                              ==========      =====



     There were 954,000 shares of restricted common stock issued outside of the plan in the period ended December 31, 1998.

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)



                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            EXERCISE
                                                                SHARES        PRICE
                                                              ----------    ---------
STOCK OPTION AWARDS
Outstanding at inception....................................          --         --
  Granted...................................................   1,287,000      $0.02
  Exercised.................................................          --         --
  Forfeited.................................................          --         --
                                                              ----------      -----
Outstanding at December 31, 1998............................   1,287,000       0.02
  Granted...................................................  11,851,550       3.40
  Exercised.................................................    (447,500)      0.07
  Forfeited.................................................  (1,454,400)      0.15
                                                              ----------      -----
Outstanding at September 30, 1999...........................  11,236,650      $3.57
                                                              ==========      =====



     The following table summarizes information about stock options outstanding at September 30, 1999:



                                                        VESTED AND EXERCISABLE
                                WEIGHTED                -----------------------
                                 AVERAGE     WEIGHTED                 WEIGHTED
   RANGE OF        NUMBER       REMAINING    AVERAGE                   AVERAGE
   EXERCISE      OF OPTIONS    CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
    PRICES       OUTSTANDING      LIFE        PRICE     OF OPTIONS      PRICE
   --------      -----------   -----------   --------   -----------   ---------
$ 0.01 - $ 0.04   5,442,900        9.3        $ 0.04       12,000       $0.04
$ 0.34 - $ 0.50     702,000        9.5        $ 0.42           --          --
$ 0.84 - $ 1.00   1,368,600        9.7        $ 0.90      140,000       $0.84
$ 2.50            1,028,000        9.8        $ 2.50       20,000       $2.50
$13.12 - $15.22   2,695,150        9.9        $13.28           --          --
                 ----------
$ 0.01 - $15.22  11,236,650        9.5        $ 3.57      172,000       $0.98
                 ==========                               =======



     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, deferred compensation cost for restricted stock awards and stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. From inception (August 20, 1998) through December 31, 1998, the Company recorded $1,711,591 in deferred compensation for restricted stock awards and options to purchase common stock granted at exercise prices subsequently determined to be below the fair value of the common stock. Compensation expense of $205,617 was recognized during the period from inception (August 20, 1998) through December 31, 1998.



     For the nine months ended September 30, 1999, the Company recorded $37,872,133 in deferred compensation for restricted stock awards and options to purchase common stock granted at exercise prices subsequently determined to be below the fair value of common stock. Compensation expense of $7,618,757 was recognized during the nine months ending September 30, 1999.



     Had the value of options granted been measured using the fair value method prescribed by SFAS No. 123, the fair value of the options granted from inception (August 20, 1998) through December 31, 1998 is estimated to be $0.01 per share. The fair value of the option grant was estimated on the date of grant using the

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)



Black-Scholes option pricing model with the following assumptions: risk free rate of 5.5%; no expected dividends; an expected life of 10 years; and no volatility. Had the Company accounted for stock options to employees under the fair value method prescribed under SFAS No. 123, net losses as reported for the period from inception (August 20, 1998) to December 31, 1998 would have been $890,890 under SFAS No. 123. Basic and diluted net loss per share would have been $(0.06) on a pro forma basis for the period from inception (August 20, 1998) to December 31, 1998. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.



  EMPLOYEE STOCK PURCHASE PLAN



     In August 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan provides for the issurance of up to 600,000 shares of common stock to participating employees.


10.  INCOME TAXES:

     The provision for income taxes consists of the following:


                                                                 PERIOD FROM
                                                                  INCEPTION
                                                              (AUGUST 20, 1998)
                                                               TO DECEMBER 31,
                                                                    1998
                                                              -----------------
Current tax expense.........................................      $      --
Deferred tax expense/(benefit)..............................       (288,000)
Valuation allowance.........................................        288,000
                                                                  ---------
                                                                  $      --
                                                                  =========


     The Company's effective tax rate varies from the statutory rate as follows:


                                                                 PERIOD FROM
                                                                  INCEPTION
                                                              (AUGUST 20, 1998)
                                                               TO DECEMBER 31,
                                                                    1998
                                                              -----------------
U.S. Federal income tax rate................................        (34.0)%
State taxes.................................................         (6.3)
Deferred compensation amortization..........................          3.2
Other.......................................................         (0.9)
Valuation allowance.........................................         38.0
                                                                    -----
                                                                       --%
                                                                    =====


     Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and, accordingly, a valuation allowance for

                           AKAMAI TECHNOLOGIES, INC.

   (ALL INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS
                                   UNAUDITED)


the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:


                                                              DECEMBER 31, 1998
                                                              -----------------
Net operating loss carryforwards............................      $  16,000
Capitalized start-up costs..................................        207,000
Capitalized research and development expenses...............         70,000
Depreciation................................................        (13,000)
Other.......................................................          8,000
                                                                  ---------
                                                                    288,000
Valuation allowance.........................................       (288,000)
                                                                  ---------
Net deferred tax assets.....................................      $      --
                                                                  =========



     Ownership changes resulting from the Company's issuance of capital stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon the Company's value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitation in future years.


11.  EMPLOYEE BENEFIT PLAN:

     In January 1999, the Company established a savings plan for its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has not contributed to the savings plan to date.

12.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     The following is the supplemental cash flow information for all periods presented:


                                                            PERIOD FROM
                                                             INCEPTION         NINE-MONTH
                                                         (AUGUST 20, 1998)    PERIOD ENDED
                                                          TO DECEMBER 31,     SEPTEMBER 30,
                                                               1998               1999
                                                         -----------------    -------------
Cash paid during the period for interest...............      $ 10,407          $  102,977
Cash paid during the period for income taxes...........            --               5,990
Noncash financing and investing activities:
  Purchase of technology license for stock.............       490,200                  --
  Issuance of restricted common stock in exchange for
     note receivable...................................            --           5,723,500
  Dividends accrued, not paid on convertible preferred
     stock.............................................            --           1,618,097
  Acquisition of equipment through capital lease.......        40,056              74,371

                       [outside back cover of prospectus]

 [Narrative description of graphic material omitted in electronically filed document.]

 The following text appears in the center of the outside back cover of the prospectus:

                                 [AKAMAI LOGO]

              \AH.kuh.my\(Hawaiian) adj: 1 : Intelligent, clever.
               2: "Cool." n: 1 Internet content delivery service.

             [Narrative description of graphic material omitted in
                        electronically filed document.]


     The following graphic and text appears on the inside back cover of the prospectus.

     The graphic is a map of the world. There are numerous small circles on the map. There is an arrow facing down on the right hand side of the map and an arrow facing up on the left hand side of the map.

     The following text appears above the graphic:
"More Content"

     The following text appears below the graphic:
"More Networks"

     The following text appears below the graphic:



                                 "24 Countries
                           55 Communications Networks
                                 1,475 Servers


                                 [Akamai Logo]


                             As of October 5, 1999"

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee........................................  $   46,037
NASD filing fee.............................................      17,060
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     450,000
Accounting fees and expenses................................     350,000
Blue Sky fees and expenses (including legal fees)...........      15,000
Transfer agent and registrar fees and expenses..............       2,000
Miscellaneous...............................................      24,903
                                                              ----------
          Total.............................................  $1,150,000
                                                              ==========

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the

Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     The Registrant has obtained liability insurance for its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since incorporation in August 20, 1998, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below. Shares on a post-split basis reflect a 3-for-1 stock dividend on January 28, 1999, a 3-for-1 stock dividend on May 25, 1999 and a 2-for-1 stock dividend on September 8, 1999.

     (a) Issuances of Capital Stock.

          1. On September 2, 1998, the Registrant issued and sold an aggregate of 25,159,500 shares of its common stock at a purchase price of approximately $0.006 per share, to F. Thomson Leighton, Daniel M. Lewin, and Jonathan Seelig pursuant to their respective stock restriction agreements.

          2. On September 2, 1998, the Registrant issued and sold an aggregate of 742,500 shares of its common stock at a purchase price of approximately $0.006 per share, to Preetish Nijhawan pursuant to a right of first refusal agreement.

          3. On September 2, 1998, the Registrant issued and sold an aggregate of 3,564,000 shares of its common stock at a purchase price of approximately $0.006 per share, to Randall Kaplan and David Karger, pursuant to their respective stock restriction agreements.

          4. On September 2, 1998, the Registrant issued and sold 180,000 shares of its common stock at a purchase price of approximately $0.006 per share, to Marco Greenberg pursuant to a right of first refusal agreement.

          5. On October 28, 1998, the Registrant issued and sold 2,383,200 shares of its common stock at a purchase price of approximately $0.014 per share to Paul Sagan pursuant to a restricted stock agreement.

          6. On November 13, 1998, the Registrant issued and sold 360,000 shares of its common stock at a purchase price of approximately $0.014 per share to Gilbert Friesen pursuant to a stock restriction agreement.

          7. On November 19, 1998, the Registrant issued and sold 594,000 shares of its common stock at a purchase price of approximately $0.014 per share, to Arthur H. Bilger pursuant to a stock restriction agreement.

          8. On November 23, 1998, the Registrant issued and sold an aggregate of 682,110 shares of its common stock to the Massachusetts Institute of Technology in consideration for an exclusive patent and non-exclusive copyright license agreement dated as of October 26, 1998 between the Registrant and the Massachusetts Institute of Technology.

          9. On November 23, 1998, the Registrant issued and sold 467,101 shares of its Series A convertible preferred stock at a purchase price of $7.60 per share to 7 investors pursuant to a Series A convertible preferred stock purchase agreement.

          10. On November 30, 1998, the Registrant issued and sold 205,258 shares of its Series A convertible preferred stock at a purchase price of $7.60 per share to 10 investors pursuant to a Series A convertible preferred stock purchase agreement.

          11. On December 14, 1998, the Registrant issued and sold 427,641 shares of its Series A convertible preferred stock at a purchase price of $7.60 per share to 8 investors pursuant to a Series A convertible preferred stock purchase agreement.

          12. On December 3, 1998, the Registrant issued and sold an aggregate of 900,000 shares of its common stock at a purchase price of approximately $0.042 per share, to William Bogstad and Yoav Yerushalmi pursuant to their respective stock restriction agreements.

          13. On March 15, 1999, the Registrant issued and sold 1,260,000 shares of its common stock at a purchase price of approximately $0.042 per share, to Earl P. Galleher III pursuant to a stock restriction agreement.

          14. On March 26, 1999, the Registrant issued and sold 120,000 shares of its common stock at a purchase price of approximately $0.333 per share, to Steven P. Heinrich.

          15. On March 26, 1999, the Registrant issued 600,000 shares of its common stock at a purchase price of approximately $0.333 per share, to Arthur H. Bilger pursuant to a stock restriction agreement.

          16. On March 26, 1999, the Registrant issued and sold 5,940,000 shares of its common stock at a purchase price of approximately $0.333 per share, to George Conrades pursuant to a stock restriction agreement.

          17. On April 16, 1999, the Registrant issued and sold 929,244 shares of its Series B convertible preferred stock at a purchase price of $15.066 per share to Baker Communications Fund, L.P. pursuant to a Series B convertible preferred stock and Series C convertible preferred stock purchase agreement.

          18. On April 30, 1999, the Registrant issued and sold 398,256 shares of its Series B convertible preferred stock to 23 investors pursuant to a Series B convertible preferred stock and Series C convertible preferred stock purchase agreement.

          19. On May 18, 1999, the Registrant issued and sold 600,000 shares of common stock at price of approximately $0.833 per share, to Paul Sagan pursuant to a stock restriction agreement granted under 1998 Stock Incentive Plan.

          20. On June 21, 1999, the Registrant issued and sold 685,194 shares of its Series D convertible preferred shares at a purchase price of $18.243 per share to Apple Computer Inc. Ltd. pursuant to the Series D convertible preferred stock purchase agreement.

          21. On July 1, 1999, the Registrant issued and sold 10,000 shares of its common stock at a purchase price of $0.835 per share, to Amos Hostetter pursuant to the exercise of a stock option.

          22. On July 1, 1999, the Registrant issued and sold 10,000 shares of its common stock at a purchase price of $0.835 per share, to Benjamin A. Gomez pursuant to the exercise of a stock option.

          23. On July 23, 1999, the Registrant issued and sold an aggregate of 1,300,000 shares of its common stock at a purchase price of $2.50 per share, to Timothy Weller and Robert O. Ball III pursuant to stock restriction agreements.

          24. On August 6, 1999, the Registrant issued and sold 1,867,480 shares of its Series E convertible preferred stock at a purchase price of $26.239 per share to Cisco Systems, Inc. pursuant to a Series E convertible preferred stock purchase agreement.

          25. On August 23, 1999, the Registrant issued and sold 112,500 shares of its common stock at a purchase price of approximately $0.014 per share to Bruce Maggs pursuant to the exercise of a stock option.

          26. On August 30, 1999 the Registrant issued and sold 315,000 shares of its common stock at a purchase price of $1.0833 per share to Warren Recicar pursuant to the exercise of a stock option.

          27. On September 20, 1999, the Registrant issued and sold 985,545 shares of Series F convertible preferred stock at a purchase price of $15.22 per share to Microsoft Corporation pursuant to a Series F convertible preferred stock purchase agreement.

          28. On October 7, 1999, the Registrant issued and sold 90,000 shares of its common stock at a purchase price of approximately $0.011 per share to Scott Smith pursuant to the exercise of a stock option.

     (b) Grants of Stock Options.

          1. From inception through June 30, 1999, the Registrant granted stock options to purchase 9,116,000 shares of common stock at exercise prices ranging from $0.125 to $1.00 per share to employees, consultants and directors pursuant to its 1998 Stock Incentive Plan.

          2. On April 16, 1999, the Registrant granted an option to purchase up to 145,195 shares of its Series C convertible preferred stock at an exercise price of $34.436 per share to Baker Communications Fund, L.P. pursuant to a Series B convertible preferred stock and Series C convertible preferred stock purchase agreement.

     (c) Issuances of Notes and Warrants

          1. On January 27, 1999, the Registrant issued a warrant to purchase up to 71,046 shares of common stock at an exercise price of approximately $0.422 per share. As of June 30, 1999, this warrant was exercisable for up to 72,264 shares of Common Stock at an exercise price of approximately $0.422 per share.

          2. On May 7, 1999, the Registrant issued 15% senior subordinated notes in the principal amount of $15,000,000 and warrants to purchase up to 2,002,836 shares of common stock at an exercise price of approximately $2.497 per share to 20 investors pursuant to a 15% senior subordinated notes and warrants to purchase common stock purchase agreement.

     No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  **1.1    Form of Underwriting Agreement.
  **3.1    Certificate of Incorporation of the Registrant, as amended.
  **3.2    Form of Amended and Restated Certificate of Incorporation of
           the Registrant, to be filed prior to the closing of this
           offering.
  **3.3    By-Laws of the Registrant.
  **3.4    Form of Amended and Restated By-Laws of the Registrant, to
           be effective upon the closing of this offering.
  **4.1    Specimen common stock certificate.
  **4.2    Fourth Amended and Restated Registration Rights Agreement
           dated September 20, 1999.
    5.1    Form of Opinion of Hale and Dorr LLP.
 **10.1    Second Amended and Restated 1998 Stock Incentive Plan.
 **10.2    Form of Restricted Stock Agreement granted under 1998 Stock
           Incentive Plan.
 **10.3    Form of Incentive Stock Option Agreement granted under 1998
           Stock Incentive Plan.
 **10.4    Form of Nonstatutory Stock Option Agreement granted under
           1998 Stock Incentive Plan.
 **10.5    1999 Employee Stock Purchase Plan.
 **10.6    Broadway Hampshire Associates Lease dated March 8, 1999, as amended, by and between Broadway/Hampshire Associates
           Limited Partnership and the Registrant.
 **10.7    Loan and Security Agreement dated as of January 27, 1999
           between Silicon Valley Bank and the Registrant.
**+10.8    Strategic Alliance and Master Services Agreement effective as of April 1, 1999 by and between the Registrant and Apple
           Computer, Inc.
**+10.9    Strategic Alliance and Joint Development Agreement dated as of August 6, 1999 by and between the Registrant and Cisco
           Systems, Inc.
 **10.10   Series A Convertible Preferred Stock Purchase Agreement
           dated as of November 23, 1998 between the Registrant and the
           Purchasers named therein.
 **10.11   Series B Convertible Preferred Stock and Series C
           Convertible Preferred Stock Purchase Agreement dated as of
           April 16, 1999 between the Registrant and the Purchasers
           named therein.
 **10.12   Series D Convertible Preferred Stock Purchase Agreement
           dated as of June 21, 1999 between the Registrant and Apple
           Computer Inc. Ltd.
 **10.13   Series E Convertible Preferred Stock Purchase Agreement
           dated as of August 6, 1999 between the Registrant and Cisco
           Systems, Inc.
 **10.14   Form of Master Services Agreement.
 **10.15   Severance Agreement dated March 26, 1999 by and between
           George Conrades and the Registrant.
**+10.16   Exclusive Patent and Non-Exclusive Copyright License
           Agreement dated as of October 26, 1998 between the
           Registrant and the Massachusetts Institute of Technology.
 **10.17   $1,980,000 Promissory Note dated as of March 26, 1999 by and between the Registrant and George H. Conrades.
 **10.18   $500,000 Promissory Note dated as of May 18, 1999 by and
           between the Registrant and Paul Sagan.
 **10.19   $623,750 Promissory Note dated as of July 23, 1999 by and
           between the Registrant and Robert O. Ball III.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 **10.20   15% Senior Subordinated Note and Warrant to Purchase Common
           Stock Purchase Agreement dated as of May 7, 1999 between the
           Registrant and the Purchasers named therein.
 **10.21   $2,619,750 Promissory Note dated July 23, 1999 by and
           between the Registrant and Timothy Weller.
 **10.22   Series F Convertible Preferred Stock Purchase Agreement
           dated as of September 20, 1999 between the Registrant and
           Microsoft Corporation.
**+10.23   Broadband Streaming Initiative Agreement dated as of
           September 20, 1999 between the Registrant and Microsoft
           Corporation.
   23.1    Consent of PricewaterhouseCoopers LLP.
   23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 **24.1    Powers of Attorney (see page II-7).
 **27.1    Financial Data Schedule.
 **27.2    Financial Data Schedule.


------------
 * To be filed by amendment.

 + Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

** Previously filed.

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 25th day of October, 1999.


                                          AKAMAI TECHNOLOGIES, INC.

                                          By: /s/  ROBERT O. BALL III
                                            ------------------------------------
                                            Robert O. Ball III
                                            Vice President, General Counsel and
                                              Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----

*                                                    Chairman and Chief Executive      October 25, 1999
---------------------------------------------------  Officer (principal executive
George H. Conrades                                   officer)

*                                                    President and Chief Operating     October 25, 1999
---------------------------------------------------  Officer (principal financial
Paul Sagan                                           and accounting officer)

*                                                    Director                          October 25, 1999
---------------------------------------------------
Arthur H. Bilger

*                                                    Director                          October 25, 1999
---------------------------------------------------
Todd A. Dagres

*                                                    Director                          October 25, 1999
---------------------------------------------------
F. Thomson Leighton

*                                                    Director                          October 25, 1999
---------------------------------------------------
Daniel M. Lewin

*                                                    Director                          October 25, 1999
---------------------------------------------------
Terrance G. McGuire

*                                                    Director                          October 25, 1999
---------------------------------------------------
Edward W. Scott

*By: /s/ ROBERT O. BALL III
--------------------------------------------------
    Robert O. Ball III
    Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.
-------
  **1.1    Form of Underwriting Agreement.
  **3.1    Certificate of Incorporation of the Registrant, as amended.
  **3.2    Form of Amended and Restated Certificate of Incorporation of
           the Registrant, to be filed prior to the closing of this
           offering.
  **3.3    By-Laws of the Registrant.
  **3.4    Form of Amended and Restated By-Laws of the Registrant, to
           be effective upon the closing of this offering.
  **4.1    Specimen common stock certificate.
  **4.2    Fourth Amended and Restated Registration Rights Agreement
           dated September 20, 1999.
    5.1    Form of Opinion of Hale and Dorr LLP.
 **10.1    Second Amended and Restated 1998 Stock Incentive Plan.
 **10.2    Form of Restricted Stock Agreement granted under 1998 Stock
           Incentive Plan.
 **10.3    Form of Incentive Stock Option Agreement granted under 1998
           Stock Incentive Plan.
 **10.4    Form of Nonstatutory Stock Option Agreement granted under
           1998 Stock Incentive Plan.
 **10.5    1999 Employee Stock Purchase Plan.
 **10.6    Broadway Hampshire Associates Lease dated March 8, 1999, as amended, by and between Broadway/Hampshire Associates
           Limited Partnership and the Registrant.
 **10.7    Loan and Security Agreement dated as of January 27, 1999
           between Silicon Valley Bank and the Registrant.
**+10.8    Strategic Alliance and Master Services Agreement effective as of April 1, 1999 by and between the Registrant and Apple
           Computer, Inc.
**+10.9    Strategic Alliance and Joint Development Agreement dated as of August 6, 1999 by and between the Registrant and Cisco
           Systems, Inc.
 **10.10   Series A Convertible Preferred Stock Purchase Agreement
           dated as of November 23, 1998 between the Registrant and the
           Purchasers named therein.
 **10.11   Series B Convertible Preferred Stock and Series C
           Convertible Preferred Stock Purchase Agreement dated as of
           April 16, 1999 between the Registrant and the Purchasers
           named therein.
 **10.12   Series D Convertible Preferred Stock Purchase Agreement
           dated as of June 21, 1999 between the Registrant and Apple
           Computer Inc. Ltd.
 **10.13   Series E Convertible Preferred Stock Purchase Agreement
           dated as of August 6, 1999 between the Registrant and Cisco
           Systems, Inc.
 **10.14   Form of Master Services Agreement.
 **10.15   Severance Agreement dated March 26, 1999 by and between
           George Conrades and the Registrant.
**+10.16   Exclusive Patent and Non-Exclusive Copyright License
           Agreement dated as of October 26, 1998 between the
           Registrant and the Massachusetts Institute of Technology.
 **10.17   $1,980,000 Promissory Note dated as of March 26, 1999 by and between the Registrant and George H. Conrades.
 **10.18   $500,000 Promissory Note dated as of May 18, 1999 by and
           between the Registrant and Paul Sagan.

EXHIBIT
  NO.
-------
 **10.19   $623,750 Promissory Note dated as of July 23, 1999 by and
           between the Registrant and Robert O. Ball III.
 **10.20   15% Senior Subordinated Note and Warrant to Purchase Common
           Stock Purchase Agreement dated as of May 7, 1999 between the
           Registrant and the Purchasers named therein.
 **10.21   $2,619,750 Promissory Note dated July 23, 1999 by and
           between the Registrant and Timothy Weller.
 **10.22   Series F Convertible Preferred Stock Purchase Agreement
           dated as of September 20, 1999 between the Registrant and
           Microsoft Corporation.
**+10.23   Broadband Streaming Initiative Agreement dated as of
           September 20, 1999 between the Registrant and Microsoft
           Corporation.
   23.1    Consent of PricewaterhouseCoopers LLP
   23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 **24.1    Powers of Attorney (see page II-7).
 **27.1    Financial Data Schedule.
 **27.2    Financial Data Schedule.


------------
 * To be filed by amendment.

 + Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

** Previously filed.